Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

AboveNet, Inc.

White Plains, New York

We have audited the accompanying consolidated balance sheets of AboveNet, Inc. (the “Company”) as of December 31, 2011 and 2010 and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AboveNet, Inc. at December 31, 2011 and 2010, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of AboveNet, Inc.’s internal control over financial reporting as of December 31, 2011, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organization of the Treadway Commission (COSO) and our report dated February 29, 2012 expressed an unqualified opinion thereon.

/s/ BDO USA, LLP

New York, NY

February 29, 2012

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per share information)

	December 31,
	2011	2010
ASSETS:
Current assets:
Cash and cash equivalents	$118.4	$61.6
Restricted cash and cash equivalents	4.7	3.7
Accounts receivable, net of allowances for doubtful accounts of $2.6 and $1.8 at December 31, 2011 and 2010, respectively	35.7	27.5
Prepaid costs and other current assets	14.2	14.8

Total current assets	173.0	107.6

Property and equipment, net of accumulated depreciation and amortization of $353.9 and $285.3 at December 31, 2011 and 2010, respectively	611.5	540.8
Deferred tax assets	110.7	149.7
Other assets	15.8	9.7

Total assets	$911.0	$807.8

LIABILITIES:
Current liabilities:
Accounts payable	$10.7	$9.4
Accrued expenses	76.8	71.8
Deferred revenue—current portion	30.0	27.3
Note payable—current portion	—	7.6

Total current liabilities	117.5	116.1

Note payable	55.0	42.1
Deferred revenue	79.3	87.0
Other long-term liabilities	11.3	10.1

Total liabilities	263.1	255.3

Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock, 9,500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Junior preferred stock, 500,000 shares authorized, $0.01 par value, none issued or outstanding	—	—
Common stock, 200,000,000 shares authorized, $0.01 par value, 26,914,108 issued and 26,255,173 outstanding at December 31, 2011 and 26,422,885 issued and 25,799,358 outstanding at December 31, 2010	0.3	0.3
Additional paid-in capital	357.7	332.4
Treasury stock, at cost 658,935 and 623,527 shares at December 31, 2011 and 2010, respectively	(25.0)	(22.8)
Accumulated other comprehensive loss	(9.6)	(9.2)
Retained earnings	324.5	251.8

Total shareholders’ equity	647.9	552.5

Total liabilities and shareholders’ equity	$911.0	$807.8

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share information)

	Years Ended December 31,
	2011	2010	2009
Revenue	$472.5	$409.7	$360.1

Costs of revenue (excluding depreciation and amortization, shown separately below, and including provisions for impairment of $1.2, $2.0 and $1.2 for the years ended December 31, 2011, 2010 and 2009, respectively)	162.7	142.8	130.7
Selling, general and administrative expenses	116.4	96.6	82.5
Depreciation and amortization	75.3	63.3	52.0

Operating income	118.1	107.0	94.9

Other income (expense):
Interest income	0.1	0.1	0.3
Interest expense	(4.5)	(5.2)	(4.8)
Other (expense) income, net	(1.0)	2.0	3.6

Income before income taxes	112.7	103.9	94.0

Provision for (benefit from) income taxes	40.0	34.5	(187.6)

Net income	$72.7	$69.4	$281.6

Income per share, basic:
Basic net income per share	$2.81	$2.74	$11.98

Weighted average number of common shares	25,902,123	25,293,188	23,504,077

Income per share, diluted:
Diluted net income per share	$2.71	$2.65	$11.06

Weighted average number of common shares	26,822,614	26,242,696	25,468,405

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	Years Ended December 31,
	2011	2010	2009
Net income	$72.7	$69.4	$281.6
Foreign currency translation adjustments	(1.0)	(0.8)	(0.1)
Change in fair value of interest rate swap contracts	0.6	0.6	0.4

Comprehensive income	$72.3	$69.2	$281.9

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in millions, except share information)

	Common Stock		Treasury Stock		Other Shareholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Balance at January 1, 2009	23,219,474	$0.2	502,872	$(16.3)	$279.9	$(9.3)	$29.8	$284.3
Issuance of common stock from exercise of warrants	725,326	—	—	—	8.7	—	—	8.7
Issuance of common stock from vested restricted stock units	584,362	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	742,626	0.1	—	—	9.9	—	—	10.0
Purchase of treasury stock	—	—	17,880	(0.4)	—	—	—	(0.4)
Purchase of treasury stock in cashless exercise of stock warrants	—	—	476	—	—	—	—	—
Foreign currency translation adjustments	—	—	—	—	—	(0.1)	—	(0.1)
Change in fair value of interest rate swap contracts	—	—	—	—	—	0.4	—	0.4
Amortization of stock-based compensation expense for stock options and restricted stock units	—	—	—	—	9.7	—	—	9.7
Net income	—	—	—	—	—	—	281.6	281.6

Balance at December 31, 2009	25,271,788	0.3	521,228	(16.7)	308.2	(9.0)	311.4	594.2
Shares cancelled	(54)	—	—	—	—	—	—	—
Issuance of common stock from exercise of warrants	858,530	—	—	—	10.3	—	—	10.3
Issuance of common stock from vested restricted stock units	192,148	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	86,778	—	—	—	1.2	—	—	1.2
Issuance of common stock pursuant to the employee stock purchase plan	4,414	—	—	—	0.2	—	—	0.2
Issuance of common stock to holders of vested unexercised options to purchase common shares	9,281	—	—	—	0.5	—	—	0.5
Purchase of treasury stock	—	—	12,869	(0.8)	—	—	—	(0.8)
Purchase of treasury stock in cashless exercises of stock warrants .	—	—	89,430	(5.3)	—	—	—	(5.3)
Foreign currency translation adjustments	—	—	—	—	—	(0.8)	—	(0.8)
Change in fair value of interest rate swap contracts	—	—	—	—	—	0.6	—	0.6
Amortization of stock-based compensation expense for restricted stock units	—	—	—	—	11.9	—	—	11.9
Amortization of stock-based compensation expense for employee stock purchase plan	—	—	—	—	0.1	—	—	0.1
Cash dividend paid ($5.00 per share)	—	—	—	—	—	—	(129.0)	(129.0)
Net income	—	—	—	—	—	—	69.4	69.4

Balance at December 31, 2010	26,422,885	0.3	623,527	(22.8)	332.4	(9.2)	251.8	552.5

	Common Stock		Treasury Stock		Other Shareholders’ Equity
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Total Shareholders’ Equity
Issuance of common stock from vested restricted stock units	454,408	—	—	—	—	—	—	—
Issuance of common stock from exercise of options to purchase shares of common stock	24,527	—	—	—	0.3	—	—	0.3
Issuance of common stock pursuant to the employee stock purchase plan	12,288	—	—	—	0.6	—	—	0.6
Purchase of treasury stock	—	—	5,951	(0.3)	—	—	—	(0.3)
Foreign currency translation adjustments	—	—	—	—	—	(1.0)	—	(1.0)
Settlement of interest rate swap contracts	—	—	—	—	—	0.6	—	0.6
Amortization of stock-based compensation expense for restricted stock units	—	—	—	—	24.3	—	—	24.3
Amortization of stock-based compensation expense for employee stock purchase plan	—	—	—	—	0.1	—	—	0.1
Stock purchased pursuant to the Repurchase Program	—	—	29,457	(1.9)	—	—	—	(1.9)
Net income	—	—	—	—	—	—	72.7	72.7

Balance at December 31, 2011	26,914,108	$0.3	658,935	$(25.0)	$357.7	$(9.6)	$324.5	$647.9

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Years Ended December 31,
	2011	2010	2009
Cash flows provided by operating activities:
Net income	$72.7	$69.4	$281.6
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	75.3	63.3	52.0
Loss on sale or disposition of property and equipment, net	0.2	0.1	1.3
Provisions for impairment	1.2	2.0	1.2
Provision for bad debts	0.9	0.5	0.9
Non-cash stock-based compensation expense for restricted stock units	24.3	12.4	9.7
Non-cash stock-based compensation expense for employee stock purchase plan	0.1	0.1	—
Reversal of valuation allowance on deferred tax assets	(9.2)	(7.3)	(183.0)
Change in deferred tax assets	47.9	40.5	—
Changes in operating working capital:
Accounts receivable	(9.1)	(8.1)	(1.2)
Prepaid costs and other current assets	1.7	(1.2)	(3.5)
Other assets	1.8	(2.5)	(1.3)
Accounts payable	(0.4)	(1.2)	(3.4)
Accrued expenses	3.8	0.8	(4.6)
Deferred revenue	(5.1)	(6.8)	7.0
Other long-term liabilities	0.8	0.8	0.5

Net cash provided by operating activities	206.9	162.8	157.2

Cash flows used in investing activities:
Proceeds from sales of property and equipment	0.1	0.4	0.3
Purchases of property and equipment	(147.8)	(135.7)	(118.7)

Net cash used in investing activities	(147.7)	(135.3)	(118.4)

Cash flows (used in) provided by financing activities:
Proceeds from borrowing under $250 Million Secured Revolving Credit Facility, net of certain debt issuance costs	50.0	—	—
Debt issuance costs	(0.5)	—	—
Proceeds from exercise of options to purchase shares of common stock	0.3	1.2	10.0
Proceeds from exercise of warrants	—	5.0	8.7
Proceeds from issuance of stock pursuant to the employee stock purchase plan	0.6	0.2	—
Change in restricted cash and cash equivalents	(1.0)	—	(0.2)
Proceeds from note payable, net of financing costs	—	—	24.5
Principal payments—note payable	(49.7)	(7.6)	(3.2)
Principal payments—capital lease obligation	(0.2)	—	(0.5)
Purchase of treasury stock	(2.2)	(0.8)	(0.4)
Cash dividend paid to shareholders	—	(129.0)	—

Net cash (used in) provided by financing activities	(2.7)	(131.0)	38.9

Effect of exchange rates on cash	0.3	(0.2)	0.5

Net increase (decrease) in cash and cash equivalents	56.8	(103.7)	78.2
Cash and cash equivalents, beginning of year	61.6	165.3	87.1

Cash and cash equivalents, end of year	$118.4	$61.6	$165.3

Supplemental cash flow information:
Cash paid for interest	$2.2	$3.0	$2.7

Cash paid for income taxes	$1.9	$0.4	$2.8

Supplemental non-cash financing activities:
Issuance of shares of common stock in cashless exercise of stock purchase warrants	$—	$5.3	$—

Non-cash purchase of shares into treasury in cashless exercise of stock purchase warrants	$—	$5.3	$—

The accompanying notes are an integral part of these consolidated financial statements.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 1: BACKGROUND AND ORGANIZATION

Bankruptcy Filing and Reorganization

On May 20, 2002, Metromedia Fiber Network, Inc. (“MFN”) and substantially all of its domestic subsidiaries (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). The Debtors remained in possession of their assets and properties and continued to operate their businesses and manage their properties as debtors-in-possession under the jurisdiction of the Bankruptcy Court.

On July 1, 2003, the Debtors filed an amended Plan of Reorganization (“Plan of Reorganization”) and amended Disclosure Statement (“Disclosure Statement”). On July 2, 2003, the Bankruptcy Court approved the Disclosure Statement and related voting procedures. On August 21, 2003, the Bankruptcy Court confirmed the Plan of Reorganization.

The Debtors emerged from proceedings under Chapter 11 of the Bankruptcy Code on September 8, 2003 (the “Effective Date”). In accordance with its Plan of Reorganization, MFN changed its name to AboveNet, Inc. (together with its subsidiaries, the “Company”) on August 29, 2003. Equity interests in MFN received no distribution under the Plan of Reorganization and the equity securities of MFN were cancelled.

Business

The Company is a facilities-based provider of technologically advanced, high-bandwidth, fiber optic communications infrastructure and co-location services to communications carriers and corporate and government customers, principally in the United States (“U.S.”) and Europe.

NOTE 2: BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

A summary of the basis of presentation and the significant accounting policies followed in the preparation of these consolidated financial statements is as follows:

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one common stock split, effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of common stock for each share of common stock held on that date. All share and per share information for prior periods, including warrants, options to purchase common shares, restricted stock units, warrant and option exercise prices, shares reserved under the Company’s 2003 Incentive Stock Option and Stock Unit Grant Plan (the “2003 Plan”) and the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), weighted average fair value of options granted, common stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated financial statements, the disclosure of contingent assets and liabilities in the consolidated financial statements and the accompanying notes and the reported amounts of revenue and expenses during the periods presented. Estimates are used when accounting for certain items such as accounts receivable allowances, property taxes, transaction taxes and deferred taxes. The estimates the Company makes are based on historical factors, current circumstances and the experience and judgment of the Company’s management. The Company evaluates its assumptions and estimates on an ongoing basis and may employ outside experts to assist in the Company’s evaluations. Actual amounts and results could differ from such estimates due to subsequent events which could have a material effect on the Company’s financial statements covering future periods.

Fresh Start Accounting

On September 8, 2003, the Company authorized 10,000,000 shares of preferred stock (with a $0.01 par value) and 30,000,000 shares of common stock (with a $0.01 par value). On June 24, 2010, the shareholders approved an amendment to the Company’s certificate of incorporation, increasing the number of authorized shares of common stock from 30,000,000 to 200,000,000. See Note 10, “Shareholders’ Equity—Amendment to the Company’s Amended and Restated Certificate of Incorporation.”

The holders of common stock are entitled to one vote for each issued and outstanding share, and are entitled to receive dividends, subject to the rights of the holders of preferred stock, when and if declared by the Board of Directors. Preferred stock may be issued from time to time in one or more classes or series, each of which classes or series shall have such distributive designation as determined by the Board of Directors. During 2006, the Company reserved for issuance, from the 10,000,000 shares authorized of preferred stock described above, 500,000 shares of $0.01 par value junior preferred stock in connection with the adoption of the Amended and Restated Rights Agreement (as defined in Note 10, “Shareholders’ Equity,” below). In the event of any liquidation, the holders of the common stock will be entitled to receive the assets of the Company available for distribution, after payments to creditors and holders of preferred stock.

In 2003, the Company issued 17,500,000 shares of common stock, of which 17,498,276 were delivered and 1,724 shares were determined to be undeliverable and were cancelled, the rights to purchase 3,338,420 shares of common stock at a price of $14.97715 per share, under a rights offering (of which rights to purchase 3,337,930 shares of common stock have been exercised), five year stock purchase warrants to purchase 1,418,918 shares of common stock exercisable at a price of $10.00 per share, and seven year stock purchase warrants to purchase 1,669,316 shares of common stock exercisable at a price of $12.00 per share. In addition, 2,129,912 shares of common stock were originally reserved for issuance under the Company’s 2003 Plan. (See Note 12, “Stock-Based Compensation.”)

The Company’s emergence from bankruptcy resulted in a new reporting entity with no retained earnings or accumulated losses, effective as of September 8, 2003. Although the Effective Date of the Plan of Reorganization was September 8, 2003, the Company accounted for the consummation of the Plan of Reorganization as if it occurred on August 31, 2003 and implemented fresh start accounting as of that date. There were no significant transactions during the period from August 31, 2003 to September 8, 2003. Fresh start accounting requires the Company to allocate the reorganization value of its assets and liabilities based upon their estimated fair values, in accordance with Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” (now known as Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 852-10). The Company developed a set of financial projections, which were utilized by an expert

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

to assist the Company in estimating the fair value of its assets and liabilities. The expert utilized various valuation methodologies, including (1) a comparison of the Company and its projected performance to that of comparable companies; (2) a review and analysis of several recent transactions of companies in similar industries to the Company; and (3) a calculation of the enterprise value based upon the future cash flows of the Company’s projections.

Adopting fresh start accounting resulted in material adjustments to the historical carrying values of the Company’s assets and liabilities. The reorganization value was allocated by the Company to its assets and liabilities based upon their fair values. The Company engaged an independent appraiser to assist the Company in determining the fair market value of its property and equipment. The determination of fair values of assets and liabilities was subject to significant estimates and assumptions. The unaudited fresh start adjustments reflected at September 8, 2003 consisted of the following: (i) reduction of property and equipment; (ii) reduction of indebtedness; (iii) reduction of vendor payables; (iv) reduction of the carrying value of deferred revenue; (v) increase of deferred rent to fair market value; (vi) cancellation of MFN’s common stock and additional paid-in capital, in accordance with the Plan of Reorganization; (vii) issuance of new AboveNet, Inc. common stock and additional paid-in capital; and (viii) elimination of the accumulated other comprehensive loss and accumulated deficit accounts.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. Consolidation is generally required for investments of more than 50% of the outstanding voting stock of an investee, except when control is not held by the majority owner. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue Recognition

The Company follows SEC Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements,” (now known as FASB ASC 605-10), as amended by SEC SAB No. 104, “Revenue Recognition,” (also now known as FASB ASC 605-10).

Revenue derived from leasing fiber optic telecommunications infrastructure and the provision of telecommunications and co-location services is recognized as services are provided. Non-refundable payments received from customers before the relevant criteria for revenue recognition are satisfied are included in deferred revenue in the accompanying consolidated balance sheets and are subsequently amortized into income over the fixed contract term.

Prior to October 1, 2009, the Company generally amortized revenue related to installation services on a straight-line basis over the contracted customer relationship (two to twenty years). In the fourth quarter of 2009, the Company completed a study of its historic customer relationship period. As a result, commencing October 1, 2009, the Company began amortizing revenue related to installation services on a straight-line basis generally over the estimated customer relationship period (generally ranging from three to twenty years).

Contract termination revenue is recognized when a customer discontinues service prior to the end of the contract period for which the Company had previously received consideration and for which revenue recognition was deferred. Contract termination revenue is also recognized when customers have made early termination payments to the Company to settle contractually committed purchase amounts that the customer no longer expects to meet or when the Company renegotiates or discontinues a contract with a customer and as a result is

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

no longer obligated to provide services for consideration previously received and for which revenue recognition has been deferred. Additionally, the Company includes receipts of bankruptcy claim settlements from former customers as contract termination revenue when received. Contract termination revenue amounted to $4.4, $2.7, and $3.9 in 2011, 2010 and 2009, respectively.

Non-Monetary Transactions

The Company may exchange capacity with other capacity or service providers. In December 2004, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 153, “Exchanges of Nonmonetary Assets—An Amendment of APB Opinion No. 29,” (“SFAS No. 153”), (now known as FASB ASC 845-10). SFAS No. 153 amends Accounting Principles Board Opinion No. 29, “Accounting for Nonmonetary Transactions,” (“APB No. 29”) (also now known as FASB ASC 845-10) to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company’s adoption of SFAS No. 153 on July 1, 2005 did not have a material effect on the consolidated financial position or results of operations of the Company. Prior to the Company’s adoption of SFAS No. 153, nonmonetary transactions were accounted for in accordance with APB No. 29, where an exchange for similar capacity is recorded at a historical carryover basis and dissimilar capacity is accounted for at fair market value with recognition of any gain or loss. There were no gains or losses from nonmonetary transactions for the years ended December 31, 2011, 2010 and 2009.

Operating Leases

The Company leases office and equipment space, and maintains equipment rentals, right-of-way contracts, building access fees and network capacity under various non-cancelable operating leases. The lease agreements, which expire at various dates through 2030, are subject, in many cases, to renewal options and provide for the payment of taxes, utilities and maintenance. Certain lease agreements contain escalation clauses over the term of the lease related to scheduled rent increases resulting from the pass through of increases in operating costs, property taxes and the effect on costs from changes in consumer price indices. In accordance with SFAS No. 13, “Accounting for Leases,” (now known as FASB ASC 840), the Company recognizes rent expense on a straight-line basis and records a liability representing the difference between straight-line rent expense and the amount payable as an increase or decrease to a deferred liability. Any leasehold improvements related to operating leases are amortized over the lesser of their economic lives or the remaining lease term. Rent-free periods and other incentives granted under certain leases are recorded as reductions to rent expense on a straight-line basis over the related lease terms.

Cash and Cash Equivalents and Restricted Cash and Cash Equivalents

For the purposes of the consolidated statements of cash flows, the Company considers cash in banks and short-term highly liquid investments with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents and restricted cash and cash equivalents are stated at cost, which approximates fair value. Restricted cash and cash equivalents are comprised of amounts that secure outstanding letters of credit issued in favor of various third parties.

Accounts Receivable, Allowance for Doubtful Accounts and Sales Credits

Accounts receivable are customer obligations for services sold to such customers under normal trade terms. The Company’s customers are primarily communications carriers, and corporate enterprise and

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

government customers, located primarily in the U.S. and the United Kingdom (“U.K.”). The Company performs periodic credit evaluations of its customers’ financial condition. The Company provides allowances for doubtful accounts and sales credits. Provisions for doubtful accounts are recorded in selling, general and administrative expenses, while allowances for sales credits are recorded as reductions of revenue. The adequacy of the reserves is evaluated utilizing several factors including length of time a receivable is past due, changes in the customer’s creditworthiness, customer’s payment history, the length of the customer’s relationship with the Company, current industry trends and the current economic climate.

Property and Equipment

Property and equipment owned at the Effective Date are stated at their estimated fair values as of the Effective Date based on the Company’s reorganization value, net of accumulated depreciation and amortization incurred since the Effective Date. Purchases of property and equipment subsequent to the Effective Date are stated at cost, net of depreciation and amortization. Major improvements are capitalized, while expenditures for repairs and maintenance are expensed when incurred. Costs incurred prior to a capital project’s completion are reflected as construction in progress and are part of network infrastructure assets, as described below and included in property and equipment on the respective balance sheets. At December 31, 2011 and December 31, 2010, the Company had $57.8 and $54.0, respectively, of construction in progress. Certain internal direct labor costs of constructing or installing property and equipment are capitalized. Capitalized direct labor is determined based upon a core group of project managers, field engineers, network infrastructure engineers and equipment engineers. Capitalized direct labor is based upon time spent on capitalized projects and consists of salary, plus certain related benefits. These individuals’ capitalized labor costs are directly associated with the construction and installation of network infrastructure and equipment and customer installations. The salaries and related benefits of non-engineers and supporting staff that are part of the operations and engineering departments are not considered part of the pool subject to capitalization. Capitalized direct labor amounted to $10.2, $10.0, and $11.4 for the years ended December 31, 2011, 2010 and 2009, respectively. Depreciation and amortization is provided on a straight-line basis over the estimated useful lives of the assets, with the exception of leasehold improvements, which are amortized over the lesser of the estimated useful life of the improvement or the term of the lease.

Estimated useful lives of the Company’s property and equipment are as follows:

Network infrastructure assets and storage huts (except for risers and certain project installation costs, which are 5 years)	20 years
HVAC and power equipment	12 to 20 years
Transmission and IP equipment	5 to 7 years
Furniture, fixtures and equipment	4 to 7 years
Software and computer equipment	3 to 5 years
Leasehold improvements	Lesser of the estimated useful life of the improvement or the term of the lease

When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation is removed from the accounts, and resulting gains or losses are reflected in net income.

From time to time, the Company is required to replace or re-route existing fiber due to structural changes such as construction and highway expansions, which is defined as “relocation.” In such instances, the Company fully depreciates the remaining carrying value of network infrastructure removed or rendered unusable and capitalizes the costs of the new infrastructure placed into service. In certain circumstances, the local municipality

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

or agency is responsible for some or all of such amounts. The Company records its share of relocation costs in property and equipment and records the third party portion of such costs as accounts receivable. The Company capitalized relocation costs amounting to $1.8, $1.5 and $3.1 for the years ended December 31, 2011, 2010 and 2009, respectively. The Company fully depreciated the remaining carrying value of the network infrastructure rendered unusable, which on an original cost basis, totaled $0.31 ($0.15 on a net book value basis) for the year ended December 31, 2011 and, which on an original cost basis, totaled $0.21 ($0.14 on a net book value basis) for the year ended December 31, 2010 and, which on an original cost basis, totaled $0.3 ($0.2 on a net book value basis) for the year ended December 31, 2009. To the extent that relocation is temporary in nature, or requires only the movement of existing network infrastructure to another location or construction for an insignificant portion of the entire segment, the related costs are included in the Company’s results of operations.

In accordance with SFAS No. 34, “Capitalization of Interest Cost,” (now known as FASB ASC 835-20), interest on certain construction projects would be capitalized. Such amounts were considered immaterial, and accordingly, no such amounts were capitalized during each of the years ended December 31, 2011, 2010 and 2009.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (now known as FASB ASC 360-10-35), the Company periodically evaluates the recoverability of its long-lived assets and evaluates such assets for impairment whenever events or circumstances indicate that the carrying amount of such assets (or group of assets) may not be recoverable. Impairment is determined to exist if the estimated future undiscounted cash flows are less than the carrying value of such assets. The Company considers various factors to determine if an impairment test is necessary. The factors include: consideration of the overall economic climate, technological advances with respect to equipment, Company strategy, capital planning and certain operational issues. Since June 30, 2006, no event has occurred nor has the business environment changed to trigger an impairment test for assets in revenue service and operations. The Company also considers the removal of assets from the network as a triggering event for performing an impairment test. Once an item is removed from service, unless it is to be redeployed, it may have little or no future cash flows related to it. The Company performed annual physical counts of such assets that are not in revenue service or operations at or around September 30 of each year. With the assistance of a valuation report of the assets that are not in revenue service, prepared by an independent third party on a basis consistent with SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), and pursuant to FASB ASC 360-10-35, the Company determined that the fair value of certain of these assets was less than the carrying value and accordingly, recorded provisions for impairment totaling $1.2 for the year ended December 31, 2011, $0.5 for the year ended December 31, 2010 and $0.4 for the year ended December 31, 2009. Additionally, at December 31, 2010, the Company recorded a $1.5 provision for impairment with respect to a discreet group of assets because of certain operational issues. The Company also recorded a provision for equipment impairment of $0.8 in the year ended December 31, 2009 to record the loss in value of certain equipment, most of which was eventually sold to an unaffiliated third party. (See Note 6, “Changes in Estimate.”)

Treasury Stock

Treasury stock is accounted for under the cost method.

Asset Retirement Obligations

In accordance with SFAS No. 143, “Accounting for Asset Retirement Obligations,” (now known as FASB ASC 410-20), the Company recognizes the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The Company has asset retirement

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

obligations related to the de-commissioning and removal of equipment, restoration of leased facilities and the removal of certain fiber and conduit systems. Considerable management judgment is required in estimating these obligations. Important assumptions include estimates of asset retirement costs, the timing of future asset retirement activities and the likelihood of contractual asset retirement provisions being enforced. Changes in these assumptions based on future information could result in adjustments to these estimated liabilities.

Asset retirement obligations are generally recorded as “other long-term liabilities,” are capitalized as part of the carrying amount of the related long-lived assets included in property and equipment, net, and are depreciated over the life of the associated asset. Asset retirement obligations aggregated $8.1 and $7.9 at December 31, 2011 and 2010, respectively, of which $4.5 and $4.3, respectively, were included in “Accrued expenses,” at such dates, and $3.6 was included in “Other long-term liabilities” at both dates. Accretion expense, which is included in “Interest expense,” amounted to $0.27 for each of the years ended December 31, 2011 and 2009 and $0.28 for the year ended December 31, 2010.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes,” (now known as FASB ASC 740). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax basis and net operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. After an evaluation of the realizability of the Company’s deferred tax assets, the Company reduced its valuation allowance by $9.1, $7.3 and $183.0 during 2011, 2010 and 2009, respectively. See Note 8, “Income Taxes,” for a further discussion of the Company’s provision for income taxes.

The Company is subject to audits by various taxing authorities, and these audits may result in proposed assessments where the ultimate resolution results in the Company owing additional taxes. The Company is required to establish reserves under FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (now known as FASB ASC 740-10), when the Company believes there is uncertainty with respect to certain positions and the Company may not succeed in realizing the tax benefit. The Company believes that its tax return positions are appropriate and supportable under relevant tax law. The Company believes the estimates and assumptions used to support its evaluation of tax benefit realization are reasonable. Accordingly, no adjustments have been made to the consolidated financial statements for the years ended December 31, 2011, 2010 and 2009.

The Company’s reorganization resulted in a significantly modified capital structure as a result of applying fresh-start accounting in accordance with FASB ASC 852-10 on the Effective Date. Fresh start accounting has important consequences on the accounting for the realization of valuation allowances, related to net deferred tax assets that existed on the Effective Date but which arose in pre-emergence periods. Prior to 2009, fresh start accounting required the reversal of these allowances to be recorded as a reduction of intangible assets until exhausted and thereafter as additional paid in capital. Beginning in 2009, in accordance with SFAS141(R), “Business Combinations (Revised),” (now known as FASB ASC 805), future utilization of such benefit will reduce income tax expense. This treatment does not result in any change in liabilities to taxing authorities or in cash flows.

Undistributed earnings of the Company’s foreign subsidiaries are considered to be indefinitely reinvested and therefore, no provision for domestic taxes has been provided thereon. Upon repatriation of those earnings, in

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

the form of dividends or otherwise, the Company would be subject to domestic income taxes, offset (in whole or in part) by foreign tax credits, related to income and withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred domestic income tax liability is not practicable due to the complexities associated with its hypothetical calculation; however, foreign tax credit carryforwards would be available to reduce some portion of the domestic liability.

The Company’s policy is to recognize interest and penalties accrued as a component of operating expense. As of the date of adoption of FASB ASC 740-10, the Company did not have any accrued interest or penalties associated with any unrecognized income tax benefits, nor was any interest expense recognized during the years ended December 31, 2011, 2010 and 2009.

Foreign Currency Translation and Transactions

The Company’s reporting currency is the U.S. dollar. For those subsidiaries not using the U.S. dollar as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expense transactions are translated at average exchange rates during the period. Resulting translation adjustments are recorded directly to a separate component of shareholders’ equity and are reflected in the accompanying consolidated statements of comprehensive income. The Company’s foreign exchange transaction gains (losses) are generally included in “other income (expense), net” in the consolidated statements of operations.

Stock Options

On September 8, 2003, the Company adopted the fair value provisions of SFAS No. 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” (“SFAS No. 148”), (now known as FASB ASC 718-10). SFAS No. 148 amended SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”), (also now known as FASB ASC 718-10), to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation. See Note 12, “Stock-Based Compensation.”

Under the fair value provisions of FASB ASC 718-10, the fair value of each stock-based compensation award is estimated at the date of grant, using the Black-Scholes option pricing model for stock option awards. The Company did not have a historical basis for determining the volatility and expected life assumptions in the model due to the Company’s limited market trading history; therefore, the assumptions used for these amounts are an average of those used by a select group of related industry companies. Most stock-based awards have graded vesting (i.e. portions of the award vest at different dates during the vesting period). The Company recognizes the related stock-based compensation expense of such awards on a straight-line basis over the vesting period for each tranche in an award. Upon consummation of the Company’s Plan of Reorganization, all then outstanding stock options were cancelled.

Effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment,” (“SFAS No. 123(R)”), (now known as FASB ASC 718), using the modified prospective method. SFAS No. 123(R) requires all share-based awards granted to employees to be recognized as compensation expense over the vesting period, based on fair value of the award. The fair value method under SFAS No. 123(R) is similar to the fair value method under SFAS No. 123 with respect to measurement and recognition of stock-based compensation expense except that SFAS No. 123(R) requires an estimate of future forfeitures, whereas SFAS No. 123 allowed companies to estimate forfeitures or recognize the impact of forfeitures as they occur. As the Company recognized the impact of forfeitures as they occurred under SFAS No. 123, the adoption of

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

SFAS No. 123(R) did result in different accounting treatment, but it did not have a material impact on the Company’s consolidated financial statements.

There were no options to purchase shares of common stock granted during the years ended December 31, 2011, 2010 and 2009.

Restricted Stock Units

Compensation cost for restricted stock unit awards that are not performance-based is measured based upon the quoted closing market price for the Company’s stock on the date of grant. The related compensation cost is recognized on a straight-line basis over the vesting period. Compensation expense for performance-based restricted stock unit awards is measured based upon the quoted market price for the Company’s stock on the date that the performance targets have been established and communicated to the grantee. Related compensation cost is recognized based upon a review of the performance targets and determination that such performance targets have been achieved, on a straight-line basis over the vesting period. See Note 12, “Stock-Based Compensation.”

Stock Warrants

In connection with the Plan of Reorganization described in Note 1, “Background and Organization,” the Company issued to holders of general unsecured claims as part of the settlement of such claims (i) five year warrants to purchase 1,418,918 shares of common stock with an exercise price of $10.00 per share (expired September 8, 2008) (the “Five Year Warrants”) and (ii) seven year warrants to purchase 1,669,316 shares of common stock with an exercise price of $12.00 per share (expired September 8, 2010) (the “Seven Year Warrants”). The stock warrants were treated as equity upon their exercise based upon the terms of the warrant and cash received. Stock warrants to purchase shares of common stock exercised totaled 858,530 and 725,326 in 2010 and 2009, respectively.

Under the terms of the five year and seven year warrant agreements (collectively, the “Warrant Agreements”), if the market price of the Company’s common stock, as defined in the Warrant Agreements, 60 days prior to the expiration date of the respective warrants, was greater than the warrant exercise price, the Company was required to give each warrant holder notice that at the warrant expiration date, the warrants would be deemed to have been exercised pursuant to the net exercise provisions of the respective Warrant Agreements (the “Net Exercise”), unless the warrant holder elected, by written notice, to not exercise its warrants. Under the Net Exercise, shares issued to the warrant holders would be reduced by the number of shares necessary to cover the aggregate exercise price of the shares, valuing such shares at the current market price, as defined in the Warrant Agreements. Any fractional shares, otherwise issuable, would be paid in cash.

At September 8, 2008, the expiration date of the Five Year Warrants, the required conditions were met for the Net Exercise. In total, Five Year Warrants to purchase 318,526 shares of common stock were deemed exercised on a net exercise basis (including warrants to purchase 778 shares of common stock, which were exercised on a net exercise basis prior to expiration), of which 213,432 shares were issued to the warrant holders, 105,094 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Five Year Warrants to purchase 50 shares of common stock were cancelled in accordance with instructions from warrant holders. The exercises of the Five Year Warrants by holders generated cash of $11.0.

At September 8, 2010, the expiration date of the Seven Year Warrants, the required conditions were met for the Net Exercise and accordingly, Seven Year Warrants to purchase 13,626 shares of common stock were

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

exercised at expiration, of which 10,409 shares were issued to warrant holders and 3,217 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In total, Seven Year Warrants to purchase 443,504 shares of common stock were deemed exercised on a net exercise basis (441,688 in 2010), of which 353,598 shares were issued to the warrant holders, 89,906 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, Seven Year Warrants to purchase 26 shares of common stock were determined to be undeliverable and were cancelled. The exercises of the Seven Year Warrants by holders generated cash of $14.7.

Derivative Financial Instruments

The Company has utilized and may, from time to time in the future, utilize derivative financial instruments known as interest rate swaps (“derivatives”) to mitigate its exposure to interest rate risk. The Company purchased the first interest rate swap on August 4, 2008 to hedge the interest rate on the initial $24.0 (original principal) term loan under the Secured Credit Facility (as such term is defined in Note 9, “Long-Term Debt—Secured Credit Facility,” below) and the Company purchased a second interest rate swap on November 14, 2008 to hedge the interest rate on the additional $12.0 (original principal) term loan provided by SunTrust Bank. (See Note 9, “Long-Term Debt—Secured Credit Facility.”) The Company accounted for the derivatives under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (now known as FASB ASC 815). FASB ASC 815 requires that all derivatives be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. By policy, the Company has not historically entered into derivatives for trading purposes or for speculation. Based on criteria defined in FASB ASC 815, the interest rate swaps were considered cash flow hedges and were 100% effective. Accordingly, changes in the fair value of derivatives were recorded each period in other comprehensive loss. Changes in the fair value of the derivatives reported in accumulated other comprehensive loss were reclassified into earnings in the period in which earnings were impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges, if any, would be recognized in current period earnings. The unrealized net loss recorded in accumulated other comprehensive loss at December 31, 2010 was $0.6 for the interest rate swaps. The mark-to-market value of the cash flow hedges was recorded in current assets, current liabilities, other non-current assets or other long-term liabilities, as applicable, and the offsetting gains or losses in other comprehensive loss. Both interest rate swaps were settled in January 2011.

On January 1, 2009, the Company adopted SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133,” (now known as FASB ASC 815-10). FASB ASC 815-10 changes the disclosure requirements for derivatives and hedging activities. Entities are required to provide enhanced disclosures about (i) how and why an entity uses derivatives; (ii) how derivatives and related hedged items are accounted for under FASB ASC 815-10; and (iii) how derivatives and related hedged items affect an entity’s financial position and cash flows.

The Company has, when applicable, minimized its credit risk relating to counterparties of its derivatives by transacting with multiple, high quality counterparties, thereby limiting exposure to individual counterparties, and by monitoring the financial condition of its counterparties.

All derivatives were recorded on the Company’s consolidated balance sheets at fair value. Accounting for the gains and losses resulting from changes in the fair value of derivatives depends on the use of the derivative and whether it qualifies for hedge accounting in accordance with FASB ASC 815-10. At December 31, 2010, net interest rate swap derivative liabilities of $0.6 were included in “Accrued expenses” in the Company’s consolidated balance sheet. The swap agreements were settled in January 2011 as described below.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Derivatives recorded at fair value in the Company’s consolidated balance sheets as of December 31, 2011 and 2010 consisted of the following:

	Derivative Liabilities
Derivatives designated as hedging instruments	December 31, 2011	December 31, 2010
Interest rate swap agreement expiring August 1, 2011(*)	$—	$0.4
Interest rate swap agreement expiring November 1, 2011(*)	—	0.2

Total derivatives designated as hedging instruments	$—	$0.6

(*)	The derivative liabilities are two interest rate swap agreements with original three year terms, which were included in “Accrued expenses” in the Company’s consolidated balance sheet at December 31, 2010.

Interest Rate Swap Agreements

The notional amounts provide an indication of the extent of the Company’s involvement in such agreements but do not represent its exposure to market risk. The following table shows the notional amount outstanding, maturity date, and the weighted average receive and pay rates of the interest rate swap agreements as of December 31, 2011 and 2010.

Notional Amount			Weighted Average Rate
December 31, 2011	December 31, 2010	Maturity Date	Pay	Receive
$—	$18.9	August 1, 2011	3.65%	0.72%
—	9.5	November 1, 2011	2.635%	0.40%

$—	$28.4

Interest expense under these agreements, and the respective debt instruments that they hedge, are recorded at the net effective interest rate of the hedged transaction.

The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility (as such terms are defined in Note 9, “Long-Term Debt—$250 Million Secured Revolving Credit Facility,” below). The cost of $0.5 to settle the swap agreements was included in “Other (expense) income, net” in the Company’s consolidated statement of operations for the year ended December 31, 2011.

Fair Value of Financial Instruments

The Company adopted SFAS No. 157, “Fair Value Measurements,” (now known as FASB ASC 820-10), for the Company’s financial assets and liabilities effective January 1, 2008. This pronouncement defines fair value, establishes a framework for measuring fair value, and requires expanded disclosures about fair value measurements. FASB ASC 820-10 emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and defines fair value as the price that would be received to sell an asset or transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820-10 discusses valuation techniques, such as the market approach (comparable market prices), the income approach (present value of future income or cash flow) and the cost approach (cost to replace the service capacity of an asset or replacement cost), which are each based upon observable and unobservable inputs. Observable inputs

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. FASB ASC 820-10 utilizes a fair value hierarchy that prioritizes inputs to fair value measurement techniques into three broad levels:

Level 1:	Observable inputs such as quoted prices for identical assets or liabilities in active markets.

Level 2:	Observable inputs other than quoted prices that are directly or indirectly observable for the asset or liability, including quoted prices for similar assets or liabilities in active markets; quoted prices for similar or identical assets or liabilities in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3:	Unobservable inputs that reflect the reporting entity’s own assumptions.

The Company’s investment in overnight money market institutional funds, which amounted to $110.0 and $48.2 at December 31, 2011 and December 31, 2010, respectively, is included in cash and cash equivalents on the accompanying balance sheets and is classified as a Level 1 asset.

The Company was party to two interest rate swaps, which were utilized to modify the Company’s interest rate risk. The Company recorded the mark-to-market value of the interest rate swap contracts of $0.6 (which was included in “Accrued expenses”) in the Company’s consolidated balance sheet at December 31, 2010. At December 31, 2010, the Company used third parties, as well as its own market analysis to determine the fair value of each of the interest rate swap agreements. The fair value of the interest rate swap contracts were classified as Level 2 liabilities. The swap agreements were settled in January 2011 in connection with the repayment of the term loans under the Secured Credit Facility and the closing of the $250 Million Secured Revolving Credit Facility. The cost of $0.5 to settle the swap agreements was included in “Other (expense) income, net” in the Company’s consolidated statement of operations for the year ended December 31, 2011.

The Company’s consolidated balance sheets include the following financial instruments: short-term cash investments, trade accounts receivable, trade accounts payable and note payable. The Company believes the carrying amounts in the financial statements approximate the fair value of these financial instruments due to the relatively short period of time between the origination of the instruments and their expected realization or the interest rates which approximate current market rates.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of short-term cash investments and accounts receivable. The Company does not enter into financial instruments for trading or speculative purposes. The Company’s cash and cash equivalents are invested in investment-grade, short-term investment instruments with high quality financial institutions. The Company’s trade receivables, which are unsecured, are geographically dispersed, and no single customer accounts for greater than 10% of consolidated revenue or accounts receivable, net. The Company performs ongoing credit evaluations of its customers’ financial condition. The allowance for non-collection of accounts receivable is based upon the expected collectability of all accounts receivable. The Company places its cash and cash equivalents primarily in commercial bank accounts in the U.S. Account balances generally exceed federally insured limits.

401(k) and Other Post-Retirement Benefits

The Company has a Profit Sharing and 401(k) Plan (the “Plan”) for its employees in the U.S., which permits employees to make contributions to the Plan on a pre-tax salary reduction basis in accordance with the provisions of the Internal Revenue Code and permits the employer to provide discretionary contributions. All full-time U.S.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

employees are eligible to participate in the Plan at the beginning of the month following three months of service. Eligible employees may make contributions subject to the limitations defined by the Internal Revenue Code. The Company matches 50% of a U.S. employee’s contributions, up to the amount set forth in the Plan. Matched amounts vest based upon an employee’s length of service. The Company’s subsidiaries in the U.K. have a different plan under which contributions are made up to a maximum of 8% when U.K. employee contributions reach 5% of salary. Under the U.K. plan, contributions are made at two levels. When a U.K. employee contributes 3% or more but less than 5% of their salary to the plan, the Company’s contribution is fixed at 5% of the salary. When a U.K. employee contributes over 5% of their salary to the plan, the Company’s contribution is fixed at 8% of the salary (regardless of the percentage of the contribution in excess of 5%).

The Company contributed $1.6 for the year ended December 31, 2011 and $1.5 for each of the years ended December 31, 2010 and 2009, net of forfeitures for its obligations under these plans.

Taxes Collected from Customers

In June 2006, the Emerging Issues Task Force (“EITF”) ratified the consensus on EITF No. 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation),” (“EITF No. 06-3”), (now known as FASB ASC 605-45). FASB ASC 605-45 requires that companies disclose their accounting policies regarding the gross or net presentation of certain taxes. Taxes within the scope of FASB ASC 605-45 are any taxes assessed by a governmental authority that are directly imposed on a revenue-producing transaction between a seller and a customer and may include, but are not limited to, sales, use, value added and some excise taxes. In addition, if such taxes are significant, and are presented on a gross basis, the amounts of those taxes should be disclosed. The Company adopted EITF No. 06-3 effective January 1, 2007. The Company records Universal Service Fund (“USF”) contributions relating to certain services it provides on a net basis in accordance with the guidelines of EITF No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” (also now known as FASB ASC 605-45). The Company’s policy is to record all such fees, contributions and taxes within the scope of FASB ASC 605-45 on a net basis.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements for the year ended December 31, 2011 to conform to the classifications used for the year ended December 31, 2010.

Recently Issued Accounting Pronouncements

In August 2009, the FASB issued ASU No. 2009-5, “Fair Value Measurements and Disclosures (Topic 820)—Measuring Liabilities at Fair Value.” ASU No. 2009-5 provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using a valuation technique that uses the quoted price of the identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities when traded as assets, or another valuation technique that is consistent with the principles of ASC Topic 820. ASU No. 2009-5 is effective for the first reporting period (including interim periods) beginning after issuance. The adoption of ASU No. 2009-5 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In October 2009, the FASB issued ASU No. 2009-13, “Revenue Recognition (Topic 605)—Multiple Deliverable Revenue Arrangements.” ASU No. 2009-13 eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

relative selling price method and expands the disclosures related to multiple-deliverable revenue arrangements. ASU No. 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, with earlier adoption permitted. The adoption of ASU No. 2009-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-02, “Consolidation (Topic 810)—Accounting and Reporting for Decreases in Ownership of a Subsidiary—a Scope Clarification.” ASU No. 2010-02 clarifies that the scope of the decrease in ownership provisions of Topic 810 applies to a subsidiary or group of assets that is a business, a subsidiary that is a business that is transferred to an equity method investee or a joint venture or an exchange of a group of assets that constitutes a business for a noncontrolling interest in an entity and does not apply to sales in substance of real estate. ASU No. 2010-02 is effective as of the beginning of the period in which an entity adopts SFAS No. 160 or, if SFAS No. 160 has been previously adopted, the first interim or annual period ending on or after December 15, 2009, applied retrospectively to the first period that the entity adopted SFAS No. 160. The adoption of ASU No. 2010-02 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2010, the FASB issued ASU No. 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements.” ASU 2010-06 requires new disclosures regarding transfers in and out of the Level 1 and 2 and activity within Level 3 fair value measurements and clarifies existing disclosures of inputs and valuation techniques for Level 2 and 3 fair value measurements. ASU 2010-06 also includes conforming amendments to employers’ disclosures about postretirement benefit plan assets. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure of activity within Level 3 fair value measurements, which is effective for fiscal years beginning after December 15, 2010, and for interim periods within those years. The adoption of ASU No. 2010-06 did not have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 requires an entity that is an SEC filer to evaluate subsequent events through the date that the financial statements are issued and removes the requirement that an SEC filer disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance. The adoption of ASU 2010-09 had no effect on the Company’s financial position, results of operations or cash flows.

In April 2010, the FASB issued ASU 2010-13, “Compensation—Stock Compensation (Topic 718)—Effect of Denominating the Exercise Price of a Share-Based Payment Award in the Currency of the Market in Which the Underlying Equity Security Trades.” ASU 2010-13 provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The adoption of ASU 2010-13 did not have a material impact on the Company’s financial position, results of operations or cash flows.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 3: PREPAID COSTS AND OTHER CURRENT ASSETS

Prepaid costs and other current assets as of December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Prepaid property taxes	$2.8	$2.7
Prepaid right-of-way charges	2.5	2.3
Prepaid telecom	2.1	1.5
Prepaid insurance	1.6	1.0
Prepaid maintenance	0.8	1.6
Prepaid rent	0.8	0.6
Reimbursable relocation costs	0.5	2.6
State income tax deposits in 2011 and state and federal income tax deposits in 2010	0.2	0.4
Other receivables	1.7	0.8
Other prepaids	1.2	0.9
Deposits	—	0.4

Total	$14.2	$14.8

NOTE 4: PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Leasehold improvements	$8.7	$5.8
Furniture, fixtures and equipment	39.7	32.2
Network infrastructure assets, including transmission and IP equipment	917.0	788.1

Total property and equipment	965.4	826.1
Accumulated depreciation and amortization	(353.9)	(285.3)

Property and equipment, net	$611.5	$540.8

Included in network infrastructure assets was certain transmission and IP equipment held in inventory for future use, which had an original cost of $40.5 and $32.4, accumulated depreciation of $20.1 and $15.0 and net carrying values of $20.4 and $17.4 at December 31, 2011 and 2010, respectively.

In addition, at December 31, 2011 and 2010, the Company had assets held for sale or disposition with net book values totaling $0.1 and $0.6, respectively, (net of allowances for equipment impairment of $0.3 and $0.5 at December 31, 2011 and 2010, respectively), which were included in network infrastructure assets, including transmission and IP equipment above.

Depreciation and amortization expense related to property and equipment for the years ended December 31, 2011, 2010, and 2009 was approximately $75.3, $63.3 and $52.0, respectively.

Included in costs of revenue for the years ended December 31, 2011, 2010 and 2009 are provisions for impairment of $1.2, $2.0 and $1.2, respectively, with respect to certain assets removed from the network and either sold or disposed or made available for sale or disposition.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 5: SUBORDINATED INVESTMENT

In January 2008, the Company became a strategic member, as defined, of MediaXstream, LLC, a newly formed limited liability company that was created to provide transport and managed network services for the production and broadcast industries (“MediaX”). MediaX was formed with preferred members who contributed cash and strategic members and management members who contribute services. The Company’s interest did not provide any voting rights on MediaX’s Board of Managers. The Company agreed to contribute certain monthly services pursuant to a 51 month contract, which commenced April 2008, for an interest in MediaX. Distributions to the Company were subordinated to distributions to the preferred members of their original investment plus a preferred return. Based upon amounts contributed, the Company’s nominal ownership interest was approximately 15.4% of equity. MediaX was a start-up company with no operating history. Distributions on the Company’s investment were subordinated to the distributions to the preferred members and the Company’s interest did not provide any level of control. These factors indicated that the fair value of the Company’s investment in MediaX was not significant. Accordingly, the Company has not reflected the services contributed as revenue or the corresponding investment in MediaX in its financial statements. The cost of providing such services is included in costs of revenue in the relevant period. The Company contributed services to MediaX of $1.7 in each of the years ended December 31, 2011, 2010 and 2009, which represents the estimated fair value of the services and not the actual costs of providing such services, which are not significant. In December 2009, all of the ownership interests in MediaX, including the ownership interest held by us, were purchased by Hibernia Group ehf. Pursuant to the purchase agreement, the Company is entitled to an earnout payment in the event that MediaX achieves certain financial performance results. The Company will continue to contribute services in accordance with the original contract. The Company will record distributions from its investment in MediaX, if any, as income when received.

Additionally, the Company provides other services to MediaX on the same basis as it provides to other customers. The Company billed MediaX for services and reimbursements of $0.7 during each of the years ended December 31, 2011 and 2010 and $0.6 during the year ended December 31, 2009.

NOTE 6: CHANGES IN ESTIMATE

Effective January 1, 2010, the Company changed the estimated useful lives for its IP equipment from seven years to five years. Additionally, the Company changed the estimated useful lives for certain capitalized labor from 20 years to seven years. Effective as of October 1, 2011, the Company changed the estimated useful lives for certain capitalized labor from seven to five years, and began depreciating assets under the Company’s sparing program, in accordance with their respective asset class lives. The effect of these changes on the Company’s operating results has not been and will not be material.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 7: ACCRUED EXPENSES

Accrued expenses as of December 31, 2011 and 2010 consist of the following:

	December 31,
	2011	2010
Accrued transaction taxes	$21.5	$18.3
Accrued capital expenditures	15.2	13.0
Accrued payroll, bonuses and employee benefits	12.8	12.2
Accrued property tax	5.8	7.6
Accrued telecommunication costs	4.6	3.7
Asset retirement obligations	4.5	4.3
Accrued conduit, right-of-way and occupancy expenses	3.7	3.7
Current income taxes payable	2.5	3.1
Accrued repairs and maintenance	1.8	1.0
Accrued litigation costs	0.7	0.7
Current portion of deferred fair market value rent liability	0.6	0.6
Accrued other professional fees, including directors’ fees	0.4	0.7
Accrued utilities	0.3	0.4
Accrued accounting and auditing fees	0.3	0.2
Capital lease obligation, current	0.2	0.1
Accrued interest	0.1	0.2
Other	1.8	2.0

Total	$76.8	$71.8

NOTE 8: INCOME TAXES

Income taxes have been provided based upon the tax laws and rates in the countries in which operations are conducted and income is earned. The provision for (benefit from) income taxes for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Years Ended December 31,
	2011	2010	2009
Current
Federal	$—	$—	$(5.3)
State	1.3	1.3	0.7
Foreign	—	—	—

	1.3	1.3	(4.6)

Deferred
Federal	39.2	33.5	(157.5)
State	5.6	4.8	(22.5)
Foreign	(6.1)	(5.1)	(3.0)

	38.7	33.2	(183.0)

Total provision for (benefit from) income taxes	$40.0	$34.5	$(187.6)

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Deferred income taxes result from temporary differences in the financial reporting basis and tax basis of assets and liabilities. The following is a summary of the significant items giving rise to the components of the Company’s deferred tax assets and liabilities.

	December 31,
	2011	2010
Deferred tax assets:
Property and equipment	$70.9	$153.0
Net operating loss (“NOL”) carryforwards	118.0	91.5
Accruals and reserves	13.0	12.9
Rent	0.4	0.6
Deferred compensation	4.9	2.4
Other	11.6	11.2

Total deferred tax assets	218.8	271.6
Valuation allowance	(49.1)	(58.2)

Net deferred tax assets	169.7	213.4
Deferred tax liability: deferred revenue	(59.0)	(63.7)

Total net deferred tax assets	$110.7	$149.7

For each of the years ended December 31, 2011 and 2010, the Company recorded a current net tax expense for capital-based state taxes of $1.3. The Company provided for income taxes at the statutory rate for 2011, 2010 and 2009. In 2011, 2010 and 2009, the Company recognized $9.2, $7.3 and $183.0 of non-cash tax benefits as a result of reducing certain valuation allowances previously established with respect to deferred tax assets in the U.S. and the U.K. We believe it is more likely than not that we will utilize these assets to reduce or eliminate tax payments in future periods. The Company’s evaluation encompassed (i) a review of its recent history of profitability in the U.S. and U.K. for the past three years; (ii) a review of internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets; and (iii) a reassessment of tax benefits recognition under FASB ASC 740.

	Years Ended December 31,
	2011	2010	2009
Income before income taxes:
Domestic	$103.9	$98.0	$89.5
Foreign	8.8	5.9	4.5

Total	$112.7	$103.9	$94.0

Rate Reconciliation:
Tax at statutory rate	35.0%	35.0%	35.0%
State income tax, net of federal benefit	5.7%	4.7%	0.5%
Valuation allowance	(8.2)%	(7.1)%	(233.0)%
Permanent items	3.0%	0.6%	(2.1)%

Tax provision (benefit)	35.5%	33.2%	(199.6)%

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

In connection with the Company’s emergence from bankruptcy, the Company realized substantial cancellation of debt income (“CODI”). This income was not taxable for U.S. income tax purposes because the CODI resulted from the Company’s reorganization under the Bankruptcy Code. However, for U.S. income tax reporting purposes, the Company is required to reduce certain tax attributes, including (a) net operating loss carryforwards, (b) capital losses, (c) certain tax credit carryforwards, and (d) tax basis in assets, in a total amount equal to the gain on the extinguishment of debt. The reorganization of the Company on the Effective Date constituted an ownership change under Section 382 of the Internal Revenue Code, and the use of any of the Company’s NOL’s, capital losses, and tax credit carryforwards, remaining after applying these provisions, and certain subsequently recognized “built-in” losses and deductions, if any, existing prior to the ownership change, were subject to an overall annual limitation through December 31, 2008.

As of December 31, 2011, the Company has domestic NOL carryforwards of $283.5 and foreign NOL carryforwards of $41.1. Certain of these NOL carryforwards begin to expire in 2024. The Company’s use of $137.7 of its domestic NOL carryforward is limited to $8.1 per annum and $145.8 is unlimited. These NOL carryforwards may be subject to future limitation by Section 382 of the United States Internal Revenue Code.

The Company and its subsidiaries’ income tax returns are routinely examined by various tax authorities. The statute of limitations is open with respect to tax years 2007 to 2010. The statute of limitations for returns filed with respect to these years will begin to expire in 2012.

NOTE 9: LONG-TERM DEBT

$250 Million Secured Revolving Credit Facility

On January 28, 2011, the Company closed a five year $250 secured revolving credit facility (the “$250 Million Secured Revolving Credit Facility”) with the lender parties thereto (the “Lenders”) and SunTrust Bank, as Administrative Agent (the “Administrative Agent”). The Lenders received a first priority security interest in and lien on substantially all of the Company’s domestic assets and 65% of the ownership interest in the Company’s principal foreign subsidiaries. Loans under the $250 Million Secured Revolving Credit Facility bear interest, for any interest period of one, two or three months or if agreed to, longer interest periods at the Company’s option, at either the Base Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 1.25% to 2.00%, or alternately, the Adjusted LIBO Rate (as defined in the $250 Million Secured Revolving Credit Facility) plus the applicable margin ranging from 2.25% to 3.00%. The Company is also required to pay an unused commitment fee ranging from 0.375% to 0.50% per annum based on the daily average undrawn portion of the $250 Million Secured Revolving Credit Facility. The applicable margin and the unused commitment fee will be determined based on the Company’s Leverage Ratio based on Consolidated Total Debt to Consolidated EBITDA (each as defined in the $250 Million Secured Revolving Credit Facility).

The $250 Million Secured Revolving Credit Facility includes an uncommitted accordion feature that permits the Company to increase the aggregate principal amount by up to $125.0 through one or more term loans or additional revolving credit, subject to the agreement by one or more Lenders to provide such additional principal amount.

The Company borrowed $55.0 at closing, of which $5.0 was used to pay bank fees and legal expenses, $49.9 was used to repay the Secured Credit Facility (as defined below) and $0.1 was used for general corporate purposes. The initial borrowings under the $250 Million Secured Revolving Credit Facility carried an interest rate of 4.50% (base rate of 3.25% plus applicable margin of 1.25%). The Company converted the interest rate to

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

the Adjusted LIBO Rate option as of February 4, 2011, at which time the interest rate was changed to 2.52% (0.27% Adjusted LIBO Rate plus applicable margin of 2.25%). At December 31, 2011, the $250 Million Secured Revolving Credit Facility carried an interest rate of 2.53% (0.28% Adjusted LIBO Rate plus applicable margin of 2.25%).

The Company has the right to prepay any outstanding loan under the $250 Million Secured Revolving Credit Facility prior to its maturity without premium or penalty.

The Company is required to comply with a number of affirmative, negative and financial covenants. Among other things, these covenants require the Company to provide notices of material events and information regarding collateral, restrict the Company’s ability, subject to certain exceptions and baskets, to incur additional indebtedness, grant liens on assets, undergo fundamental changes, make investments, sell assets, make restricted payments (including the ability to pay dividends) and engage in affiliate transactions, and require the Company to maintain a Leverage Ratio not greater than 2.5 to 1.0 and an Interest Coverage Ratio (as such terms are defined in the $250 Million Secured Revolving Credit Facility) of not less than 3.0 to 1.0. At December 31, 2011, based upon the Company’s Leverage Ratio, its cash balance and its availability under the $250 Million Secured Revolving Credit Facility, $257.5 of retained earnings is unrestricted for dividend purposes and the balance is restricted.

The $250 Million Secured Revolving Credit Facility contains customary events of default (subject to customary grace periods, cure rights and materiality thresholds), including, among others, failure to pay principal, interest or fees, violation of covenants, material inaccuracy of representations and warranties, cross-default and cross-acceleration of material indebtedness, certain bankruptcy and insolvency events, certain judgments, certain ERISA events and a change of control.

Following an event of default under the $250 Million Secured Revolving Credit Facility, the Administrative Agent and the Lenders would be entitled to take various actions, including the acceleration of amounts due under the $250 Million Secured Revolving Credit Facility and seek other customary remedies that may be taken by secured creditors.

The outstanding principal amount of all revolving credit loans, together with accrued and unpaid interest thereon, will be due and payable on January 28, 2016.

In connection with the January 2011 closing of the $250 Million Secured Revolving Credit Facility, the Company also settled the two interest rate swaps at a total cost of $0.5, which is included in “Other income (expense), net” in the Company’s consolidated statement of operations for the year ended December 31, 2011. The Company also wrote-off $1.1 in unamortized debt issuance costs associated with the Secured Credit Facility, which is also included in “Other income (expense), net” in the Company’s consolidated statement of operations for the year ended December 31, 2011.

As of December 31, 2011, $195.0 was available for borrowings under the $250 Million Secured Revolving Credit Facility.

The Company was in compliance with all of its debt covenants as of December 31, 2011.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Secured Credit Facility

On February 29, 2008, the Company, excluding certain foreign subsidiaries, entered into a Credit and Guaranty Agreement (as amended, the “Credit Agreement”) providing for a $60.0 senior secured credit facility (the “Secured Credit Facility”), consisting of an $18.0 revolving credit facility (the “Revolver”) and a $42.0 term loan facility (the “Term Loan”), which was comprised of $24.0 advanced at closing and up to $18.0 of which originally could be drawn within nine months of closing at the Company’s option (the “Delayed Draw Term Loan”). The Secured Credit Facility was secured by substantially all of the Company’s domestic assets. In September 2008, the Delayed Draw Term Loan option, which was originally scheduled to expire on November 25, 2008, was extended to June 30, 2009 and then subsequently extended to December 31, 2009. The Revolver and the Term Loan each had a term of five years from February 29, 2008. The Company paid an upfront fee of 1.5% ($0.9) of the total amount of the Secured Credit Facility and paid $0.3 to its unaffiliated third party financial advisors who assisted the Company. The Company was also liable for an unused commitment fee of 0.75% per annum. Interest accrued at LIBOR (30, 60, 90 or 180 day rates) or at the announced base rate of the administrative agent at the Company’s option, plus the applicable margins, as defined. The Company chose 30 day LIBOR as the interest rate, plus the applicable margin of 3% effective September 30, 2008. Additionally, the Company was originally required to maintain an unrestricted cash balance at all times of at least $20.0. On February 29, 2008, the Company received proceeds, pursuant to the Term Loan of $24.0, less debt issuance costs. Under the provisions of the Term Loan, the initial advance was at the base rate of interest, plus the margin (8.25% at February 29, 2008) and converted to LIBOR, plus 3.25% per annum (6.26%) on March 5, 2008.

The Company’s ability to draw upon the available commitments under the Revolver was subject to compliance with all of the covenants contained in the Credit Agreement and the Company’s continued ability to make certain representations and warranties. Among other things, these covenants imposed limits on annual capital expenditures (through 2010), provided that the Company’s net total funded debt ratio could not at any time exceed a specified amount and required that the Company maintained a minimum consolidated fixed charges coverage ratio. In addition, the Credit Agreement prohibited the Company from paying dividends (other than in its own shares or other equity securities) and from making certain other payments, including payments to acquire the Company’s equity securities other than under specified circumstances, which include the repurchase of the Company’s equity securities from employees and directors in an aggregate amount not to exceed $15.0. The Company obtained a waiver from the Lenders to effectuate the dividend paid in December 2010.

On September 26, 2008, the Company executed a joinder agreement to the Secured Credit Facility that added an additional lender and increased the amount of the Secured Credit Facility to $90.0 effective October 1, 2008; the Revolver increased to $27.0, the Term Loan increased to $36.0 and the available Delayed Draw Term Loan increased to $27.0. In connection with the joinder agreement, the Company paid a $0.45 fee at closing and an aggregate of $0.25 of advisory fees. The additional amount of the Term Loan of $12.0 was advanced on October 1, 2008.

Effective August 4, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the $24.0 (original principal) Term Loan outstanding for three years at 3.65%, plus the applicable margin of 3.25%, which was reduced to 3.00% on September 30, 2008. On November 14, 2008, the Company entered into a swap arrangement under which it fixed its borrowing costs with respect to the additional $12.0 (original principal) under the Term Loan borrowed on October 1, 2008 for three years at 2.635% per annum, plus the applicable margin of 3.00%.

On June 29, 2009, the Company and the Lenders entered into an amendment to the Credit Agreement, which extended the availability of the Delayed Draw Term Loan commitments from June 30, 2009 to December 31,

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

2009, and provided for the reduction of these commitments by $0.81 on each of June 30, 2009, September 30, 2009 and December 31, 2009. In addition, the Company’s obligation to maintain a minimum balance of $20.0 in cash deposits at all times was eliminated.

On December 31, 2009, the Company borrowed $24.57 under the Delayed Draw Term Loan, which carried interest at 30 day LIBOR (0.25750% at December 31, 2010), plus the applicable margin of 3.00%. The Delayed Draw Term Loan provided for payment terms similar to the Term Loan.

The Term Loan provided for monthly payments of interest and quarterly installments of principal of $1.08, which commenced on June 30, 2009. The quarterly installment of principal increased to $1.89 beginning March 31, 2010 to take into consideration the Delayed Draw Term Loan repayment schedule. The aggregate quarterly principal repayment was scheduled to increase to $2.52 on June 30, 2012 with the balance of $32.76, plus accrued unpaid interest, due on February 28, 2013.

Additionally, the Company executed a $1.0 standby letter of credit in favor of the City of New York to secure the Company’s franchise agreement, which was collateralized by $1.0 of availability under the Revolver. The standby letter of credit, originally scheduled to expire May 1, 2010, was renewed and extended.

The Term Loan and the Delayed Draw Term Loan, plus accrued interest, totaling $49.9 were repaid on January 28, 2011 upon the closing of the $250 Million Secured Revolving Credit Facility. The standby letter of credit in favor of the City of New York was terminated in connection with the repayment and replaced by $1.0 standby letter of credit (secured by a $1.0 restricted cash balance) with a term scheduled to expire January 2013, subject to annual renewals at the Company’s option to January 2016.

Obligation under Capital Lease

The Company is obligated under a capital lease for certain indefeasible rights-of-use, which is included as a network infrastructure asset in property and equipment, net.

At December 31, 2011, future minimum payments under the capital lease are as follows:

Year	Amount
2012	$0.3
2013	0.2
2014	0.3
2015	0.2
2016	0.3
Thereafter	0.2

Total minimum lease payments	1.5
Less: amount representing interest	(0.3)

Obligation under capital lease	1.2
Less: current portion	(0.2)

Total long-term obligation	$1.0

The long-term portion is reported within “Other long-term liabilities.”

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

NOTE 10: SHAREHOLDERS’ EQUITY

Dividends

In November 2010, we obtained waivers from our lenders (Societe Generale, SunTrust Bank and CIT Lending Services Corporation) to permit a $5.00 per share dividend. On November 23, 2010, we announced that our Board of Directors declared a special one-time cash dividend of $5.00 per share on our common stock (the “Special Cash Dividend”). The Special Cash Dividend was paid on December 27, 2010 to the stockholders of record at the close of business on December 6, 2010. The aggregate amount of the payment made in connection with the Special Cash Dividend was approximately $129.0. On December 20, 2010, the Company’s Board of Directors granted restricted stock units (the “RSU Dividend”) to holders of unvested restricted stock units on the record date of the Special Cash Dividend in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. In total, the Company granted 40,508 restricted stock units pursuant to the RSU Dividend, of which 1,246 restricted stock units vested in February 2011 based upon the achievement of certain performance targets established for fiscal year 2010, of which 28,656 restricted stock units vested on November 15, 2011, of which 9,360 vested on November 16, 2011 and of which 1,246 restricted stock units vested on February 10, 2012 based upon the determination by the Compensation Committee of the Board of Directors that certain performance targets established for fiscal year 2011 had been met.

Additionally, on December 20, 2010, the Company’s Board of Directors granted shares of common stock (the “Option Dividend”) to holders of vested unexercised options to purchase shares of common stock in order to provide these holders with an amount that approximated the value of the Special Cash Dividend. On December 27, 2010, the Company delivered 9,281 shares of common stock pursuant to the Option Dividend. Additionally, the Company paid cash to one former employee and to the estate of one deceased employee totaling $0.007. In the fourth quarter of 2010, the Company recorded stock-based compensation expense of $0.5 in connection with the Option Dividend.

Stock Split

On August 3, 2009, the Board of Directors of the Company authorized a two-for-one common stock split, effected in the form of a 100% stock dividend, which was distributed on September 3, 2009. Each shareholder of record on August 20, 2009 received one additional share of common stock for each share of common stock held on that date. All share and per share information for prior periods, including warrants, options to purchase common shares, restricted stock units, warrant and option exercise prices, shares reserved under the 2003 Plan and the 2008 Plan, weighted average fair value of options granted, common stock and additional paid-in capital accounts on the consolidated balance sheets and consolidated statement of shareholders’ equity, have been retroactively adjusted, where applicable, to reflect the two-for-one stock split.

Amendment to the Company’s Amended and Restated Certificate of Incorporation

On June 24, 2010, the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to increase the number of authorized shares of our common stock, par value $0.01 per share, from 30 million to 200 million. The number of authorized shares of preferred stock remained at 10 million.

The increase in the number of our authorized shares of common stock could have an anti-takeover effect by discouraging or hindering efforts to acquire control of the Company. The Company would be able to use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. This was not the intent of the Board of Directors in adopting the Amendment, nor was the Amendment adopted in response to any known threat to acquire control of the Company.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The increase in the authorized shares of common stock became effective upon the filing of the Amendment with the Secretary of State of the State of Delaware on June 24, 2010.

Rights Agreement

On August 3, 2006, the Company entered into a Rights Agreement (the “Rights Agreement”) with American Stock Transfer & Trust Company, as rights agent, which was amended and restated on August 3, 2009 and subsequently amended as of January 26, 2010 (as amended, the “Amended and Restated Rights Agreement”). The Amended and Restated Rights Agreement was ratified by the Company’s stockholders at its annual meeting on June 24, 2010. As a result, the Rights (as defined below) under the Amended and Restated Rights Agreement will remain in effect until August 7, 2012, unless sooner terminated by the Company’s Board of Directors. The following description of the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2009, and the Amendment to Amended and Restated Rights Agreement, dated as of January 26, 2010, between AboveNet, Inc. and American Stock Transfer & Trust Company, LLC included as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 28, 2010.

In connection with the initial Rights Agreement, the Company’s Board of Directors declared a dividend distribution of one preferred share purchase right (a “Right”) for each then outstanding share of the Company’s common stock, par value $0.01 per share (the “Common Shares”). The dividend was paid on August 7, 2006 to the stockholders of record on that date.

Until the earlier to occur of (i) the date that is 10 days following the date of a public announcement that a person, entity or group of affiliated or associated persons have acquired beneficial ownership of 15% or more of the outstanding Common Shares (an “Acquiring Person”) or (ii) 10 business days (or such later date as may be determined by action of the Company’s Board of Directors prior to such time as any person or entity becomes an Acquiring Person) following the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person or entity becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”), the Rights will be evidenced by the Common Share certificates or book-entry shares.

The Rights are not exercisable until the Distribution Date. Each Right, upon becoming exercisable, will entitle the holder to purchase from the Company a specified fraction of a share of the Company’s Series A Junior Participating Preferred Stock (the “Preferred Shares”) at the then effective purchase price. The Rights will expire on August 7, 2012, unless earlier redeemed or exchanged.

The number of outstanding Rights and the number of Preferred Shares issuable upon exercise of the Rights are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidation or combinations of the Common Shares occurring, in any case, prior to the Distribution Date. The purchase price payable and the number of preferred shares or other securities or other property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution as described in the Amended and Restated Rights Agreement. As a result of the Company’s stock split discussed above, appropriate adjustments under the Amended and Restated Rights Agreement have been made.

In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Acquiring Person and its associates and affiliates (which will thereafter be void), will have the right to receive upon exercise, in lieu of Preferred Shares, that number of Common Shares having a market value of two times the then effective exercise price of the Right (or, if such number of shares is not and cannot be authorized, the Company may issue preferred shares, cash, debt, stock or a combination thereof in exchange for the Rights).

In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold to an Acquiring Person, its associates or affiliates or certain other persons, proper provision will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person and its associates and affiliates (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, in lieu of Preferred Shares, that number of shares of common stock of the acquiring company, which at the time of such transaction will have a market value of two times the then effective exercise price per Right.

At any time after a person becomes an Acquiring Person and prior to the acquisition by such Acquiring Person of 50% or more of the outstanding Common Shares, the Company may exchange the Rights (other than Rights owned by such Acquiring Person or group which have become void), in whole or in part, at an exchange ratio of one share of common stock per Right (or, at the election of the Company, the Company may issue cash, debt, stock or a combination thereof in exchange for the Rights), subject to adjustment.

At any time prior to the earlier of (i) such time that a person has become an Acquiring Person or (ii) the final expiration date, the Company may redeem all, but not less than all, of the outstanding Rights at a price of $0.005 per Right (the “Redemption Price”). The Rights may also be redeemed at certain other times as described in the Amended and Restated Rights Agreement. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

The terms of the Rights may be amended by the Company’s Board of Directors without the consent of the holders of the Rights, except that from and after such time as the rights are distributed no such amendment may adversely affect the interest of the holders of the Rights other than the interests of an Acquiring Person or its affiliates or associates.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Repurchase Program

On December 7, 2011, the Board of Directors of the Company authorized a share repurchase program of up to $200.0 of the Company’s common stock through December 31, 2012 (the “Repurchase Program”). The Board also authorized management to enter into one or more prearranged stock repurchase plans under Rule 10b5-1 of the Securities Act of 1934 in connection with the Repurchase Program.

Through December 31, 2011, the Company purchased 29,457 shares pursuant to the Repurchase Program at a cost of $1.9. From January 1, 2012 through February 24, 2012, the Company purchased an additional 11,700 shares pursuant to the Repurchase Program at a cost of $0.8.

Stock Warrants

Under the Plan of Reorganization, unsecured note holder claims and general secured claims were settled, in part, by the distribution of the Five Year Warrants and the Seven Year Warrants. (See Note 1, “Background and Organization—Bankruptcy Filing and Reorganization.”)

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The following table summarizes the activity for the Company’s warrants for the periods presented:

	Five Year Warrants		Seven Year Warrants		Weighted Average Warrant Exercise Price
Balance as of January 1, 2008	1,352,680		1,611,122		$11.08
Exercised	(1,034,084)		(27,240)		$10.05
Exercised under the Net Exercise provisions of the Warrant Agreements	(318,526	)(1)	—		$10.00
Cancelled in connection with conclusion of the bankruptcy case	(20)		(24)		$11.09
Cancelled in accordance with instructions from the warrant holders	(50)		—		$10.00

Balance as of December 31, 2008	—		1,583,858		$12.00
Exercised	—		(723,510)		$12.00
Exercised under the Net Exercise provisions of the Warrant Agreements	—		(1,816	)(2)	$12.00
Cancelled	—		(2)		$12.00

Balance as of December 31, 2009	—		858,530		$12.00
Exercised	—		(416,842)		$12.00
Exercised under the Net Exercise provisions of the Warrant Agreements	—		(441,688	)(3)	$12.00

Balance as of December 31, 2010	—		—		$—

(1)	Includes 105,094 shares that were returned to treasury to settle the aggregate exercise price in connection with Net Exercises.
(2)	Includes 476 shares that were returned to treasury to settle the aggregate exercise price in connection with Net Exercises.
(3)	Includes 89,430 shares that were returned to treasury to settle the aggregate exercise price in connection with Net Exercises.

Under the terms of the Warrant Agreements described in Note 2, “Basis of Presentation and Significant Accounting Policies—Stock Warrants” if the market price of the Company’s common stock, as defined in the Warrant Agreements, 60 days prior to the expiration date of the respective warrants, was greater than the warrant exercise price, the Company was required to give each warrant holder notice that at the warrant expiration date, the warrants would be deemed to have been exercised pursuant to the net exercise provisions of the respective Warrant Agreements (the “Net Exercise”), unless the warrant holder elected, by written notice, to not exercise its warrants. Under the Net Exercise, shares issued to the warrant holders would be reduced by the number of shares necessary to cover the aggregate exercise price of the shares, valuing such shares at the current market price, as defined in the Warrant Agreements. Any fractional shares, otherwise issuable, would be paid in cash. Prior to the expiration date of the five year warrants, five year warrants to purchase 778 shares of common stock were exercised on a Net Exercise basis, resulting in the issuance of 520 common shares being issued and 258 common shares being returned to treasury. At September 8, 2008, the expiration date of the five year warrants, the required conditions were met for Net Exercise. Five year warrants to purchase 50 shares of common stock were cancelled in accordance with instructions from warrant holders. Additionally, five year warrants to purchase 317,748 shares of common stock were deemed exercised on a Net Exercise basis, of which 212,912 shares were issued to the warrant holders, an additional 104,836 shares were returned to treasury and $0.004 was paid to recipients for fractional shares.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

At September 8, 2010, the expiration date of the seven year warrants, the required conditions were met for the Net Exercise and accordingly, seven year warrants to purchase 13,626 shares of common stock were exercised at expiration, of which 10,409 shares were issued to warrant holders and 3,217 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In total, seven year warrants to purchase 443,504 shares of common stock were deemed exercised on a net exercise basis, of which 353,598 shares were issued to the warrant holders, 89,906 shares were returned to treasury and $0.004 was paid to recipients for fractional shares. In addition, seven year warrants to purchase 26 shares of common stock were determined to be undeliverable and were cancelled.

NOTE 11: INCOME PER COMMON SHARE

Basic net income per common share is computed as net income divided by the weighted average number of common shares outstanding for the period. Total weighted average shares utilized in computing basic net income per common share were 25,902,123, 25,293,188 and 23,504,077 for the years ended December 31, 2011, 2010, and 2009, respectively. Total weighted average shares utilized in computing diluted net income per common share were 26,822,614, 26,242,696 and 25,468,405 for the years ended December 31, 2011, 2010, and 2009, respectively. Dilutive securities include options to purchase shares of common stock, restricted stock units and stock warrants. For the years ended December 31, 2011, 2009 and 2010, there were no potentially dilutive securities excluded from the calculation of diluted income per common share.

NOTE 12: STOCK-BASED COMPENSATION

2011 Equity Incentive Plan, 2008 Equity Incentive Plan and 2003 Plan

On May 11, 2011, the Board of Directors of the Company adopted the AboveNet, Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which provides for the availability of a maximum of 1,600,000 shares of the Company’s common stock to be awarded to the Company’s employees (including officers), directors and consultants in the form of restricted stock unit awards, restricted stock awards, incentive stock options, non-qualified stock options, stock appreciation rights, performance-based awards and other stock- or cash-based awards. The 2011 Plan was approved by the Company’s stockholders at the Company’s 2011 annual meeting of stockholders held on June 23, 2011. The 2011 Plan will be administered by the Compensation Committee, which will, in its sole discretion, determine which individuals may participate in the 2011 Plan and the type, extent and terms of the awards to be granted. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. As of December 31, 2011, 396,200 common shares were reserved pursuant to outstanding restricted stock units and 1,203,800 common shares were available for future grants.

On August 29, 2008, the Board of Directors of the Company approved the Company’s 2008 Plan. The 2008 Plan is administered by the Company’s Compensation Committee. Any employee, officer, director or consultant of the Company or subsidiary of the Company selected by the Compensation Committee is eligible to receive awards under the 2008 Plan. Stock options, restricted and unrestricted stock, restricted and unrestricted stock units and stock appreciation rights may be awarded to eligible participants on a stand alone, combination or tandem basis. 1,500,000 shares of the Company’s common stock were initially reserved for issuance pursuant to awards granted under the 2008 Plan. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2008 Plan, as of December 31, 2011, 940,418 common shares were issued pursuant to the delivery of vested restricted stock units (including shares repurchased by the Company), 3,288 common shares had been issued pursuant to the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

exercise of options to purchase shares of common stock, 9,281 common shares were issued pursuant to the Option Dividend on December 20, 2010, 403,196 common shares were reserved pursuant to outstanding restricted stock units, 6,712 common shares were reserved pursuant to outstanding options to purchase shares of common stock and 137,105 common shares were available for future grants.

On September 8, 2003, the 2003 Plan became effective. Under the 2003 Plan, the Company was authorized to issue, in the aggregate, share-based awards of up to 2,129,912 common shares to employees, directors and consultants who were selected to participate. The number of shares available for grant and the terms of outstanding grants are subject to adjustment for stock splits, stock dividends and other capital adjustments. Under the 2003 Plan, as of December 31, 2011, 1,169,432 common shares had been issued pursuant to vested restricted stock units (including shares repurchased by the Company), 850,643 common shares had been issued pursuant to options exercised to purchase common shares, 75,459 common shares were reserved pursuant to outstanding vested options to purchase shares of common stock and 34,378 common shares were cancelled. No shares are available for future grants under the 2003 Plan.

Stock-based compensation expense for each period presented relates to share-based awards granted under the Company’s 2011 Plan described above, the 2008 Plan described above and the Company’s 2003 Plan, as applicable, and reflects awards outstanding during the applicable period, including awards granted both prior to and during such period.

Stock Options

There were no options to purchase shares of common stock granted during the years ended December 31, 2011, 2010 and 2009.

The Company recognized non-cash stock-based compensation expense amounting to $0.2 for the year ended December 31, 2009 with respect to stock options granted, which had an effect of decreasing net income by $0.01 per basic common share and by $0.01 per diluted common share for the year ended December 31, 2009. There was no non-cash stock-based compensation expense recognized with respect to options to purchase shares of common stock during the years ended December 31, 2011 and 2010.

All such options are subject to forfeiture as specified in the respective award agreement.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Information regarding options to purchase common stock granted, exercised and outstanding for the years ended December 31, 2011, 2010 and 2009 is summarized below:

	Number Outstanding	Weighted Average Exercise Price Per Share	Aggregate Intrinsic Value	Weighted Average Grant Date Fair Value Per Share
Balance as of January 1, 2009	942,102	$13.84		$8.76
Exercised	(742,626)	$13.52		$8.62
Forfeited	(5,500)	$18.46		$12.09

Balance as of December 31, 2009	193,976	$14.93		$9.66
Exercised	(86,778)	$13.79		$8.91
Forfeited	(300)	$25.33		$16.99

Balance as of December 31, 2010	106,898	$15.83		$10.24
Exercised	(24,527)	$14.23		$9.28
Forfeited	(200)	$36.50		$24.58

Balance as of December 31, 2011	82,171	$16.25	$4.0	$10.50

Vested as of December 31, 2011	82,171	$16.25		$10.50

Exercisable as of December 31, 2011	82,171	$16.25	$4.0	$10.50

The grant date fair value of vested options to purchase common stock was as follows at December 31:

	Number of Options to Purchase Common Stock Vested	Total Grant Date Fair Value of Vested Options
2011	82,171	$0.9
2010	106,898	$1.1
2009	193,976	$1.9

The aggregate grant date fair value of options to purchase shares of common stock that vested during the year ended December 31, 2009 was $0.2 (10,000 shares). No options to purchase shares of common stock vested during the years ended December 31, 2011 and 2010.

At December 31, 2010, all options to purchase shares of common stock were vested and, accordingly, the Company had no unearned stock-based compensation expense associated with options to purchase shares of common stock.

In November 2005, the FASB issued FASB Staff Position No. SFAS 123(R)-3, “Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards.” The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC Pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS No. 123(R). The Company has adopted this method and determined the APIC Pool to be $2.8. The Company reduced the APIC Pool by $0.1 in 2008 to reflect the tax effect of the delivery of common shares underlying restricted stock units in 2008. There were 24,527, 86,778 and 742,626 options to purchase common shares exercised in the years ended December 31, 2011, 2010 and 2009, respectively.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The following table summarizes information concerning outstanding and exercisable options to purchase common stock at December 31, 2011:

Exercise Prices	Options Outstanding and Exercisable	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price Per Share of Options Outstanding and Exercisable
$10.48	34,259	1.7	$10.48
$12.50	15,265	3.6	$12.50
$15.00 - $19.99	12,660	2.7	$16.42
$20.00 - $24.99	3,300	3.9	$20.00
$25.00 - $29.99	5,975	4.7	$27.52
$30.00	6,712	6.7	$30.00
$36.50	4,000	5.6	$36.50

Total	82,171	3.1	$16.25

Restricted Stock Units

On December 1, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 381,200 restricted stock units to certain employees, including 3,000 each to the five non-employee members of the Board of Directors and an aggregate 152,000 restricted stock units to the Company’s named executive officers as follows:

Name	Total
William G. LaPerch	65,000
Rajiv Datta	45,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000

The fair value of the grants was $59.49 per share, the closing price of the Company’s common stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 127,059, 127,059 and 127,082 on November 16, 2012, November 16, 2013 and November 16, 2014, respectively.

On August 26, 2011, pursuant to the 2011 Plan, the Board of Directors of the Company awarded 15,000 restricted stock units to a named executive officer. The fair value of the grant was $57.54 per share, the closing price of the Company’s common stock on the New York Stock Exchange on that day. The restricted stock units are scheduled to vest 10,000 shares on November 16, 2012 and 5,000 shares on November 16, 2013.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

On January 25, 2011, pursuant to the 2008 Plan, the Company granted an aggregate 213,100 restricted stock units, of which 190,000 were granted to the Company’s named executive officers as follows (including the 15,000 restricted stock units granted to Mr. Datta in connection with his appointment as Chief Operating Officer):

Name	Total
William G. LaPerch	65,000
Rajiv Datta	60,000
Joseph P. Ciavarella	21,000
Robert Sokota	21,000
John Jacquay	23,000

The fair value of each restricted stock unit granted was $59.25, the closing price of the Company’s common stock on the New York Stock Exchange on January 25, 2011. The 213,100 restricted stock units were originally scheduled to vest as follows: 15,000 on November 16, 2011, 132,066 on November 16, 2012 and 66,034 on November 16, 2013. Mr. Jacquay’s restricted stock units that were scheduled to vest in 2012 and 2013 were forfeited upon his resignation effective December 31, 2011. An additional 21,000 restricted stock units granted in 2011 were forfeited in 2011.

On December 20, 2010, pursuant to the 2008 Plan, the Company awarded 254,700 restricted stock units to certain employees and the non-employee members of the Board of Directors. The fair value of the grants was $56.82 per share, the closing price of the Company’s common stock on that day. 10,800 of these restricted stock units, granted to employees, vested on November 16, 2011. Of the balance of 243,900 restricted stock units (including 3,000 restricted stock units to each of the five non-employee members of the Board of Directors), 161,267 were originally scheduled to vest on November 16, 2012 and 82,633 are scheduled to vest on November 16, 2013. To date, 10,050 restricted stock units pursuant to this grant have been forfeited.

Additionally, on December 20, 2010, pursuant to the 2008 Plan, the Board of Directors of the Company awarded 40,508 restricted stock units pursuant to the RSU Dividend. 24,918 of such restricted stock units vested on November 15, 2011, 8,846 of such restricted stock units vested on November 16, 2011, 1,246 vested, along with 14,000 previously granted restricted stock units, in February 2011 based upon the attainment of certain performance-based metrics with respect to fiscal year 2010, 1,246 restricted stock units vested along with 14,000 previously granted restricted stock units, on February 10, 2012 based upon the determination by the Compensation Committee of the Board of Directors that certain performance targets established for fiscal year 2011 had been met, and 4,252 restricted stock units were forfeited.

On December 2, 2010, pursuant to the 2008 Plan, the Company awarded 5,900 restricted stock units (i.e., an agreement to provide common shares in the future) to certain employees. The fair value of the grant was $56.57 per share, the closing of the Company’s common stock on that day. Such restricted stock units vested on November 16, 2011.

On December 3, 2009, pursuant to the 2008 Plan, the Company awarded 182,700 restricted stock units, originally scheduled to vest on November 16, 2010, to certain employees and the non-employee members of the Board of Directors. The fair value of the grant was $53.90 per share, the closing price of the Company’s common stock on that day. 1,600 of these restricted stock units were accelerated and vested and delivered on October 25, 2010, 74,220 restricted stock units vested and were delivered on November 16, 2010, 93,690 restricted stock units vested and were delivered on November 16, 2011 and 13,190 restricted stock units were forfeited.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

On September 8, 2011, 222,008 restricted stock units originally granted on September 8, 2008 vested. On November 15, 2011, 58,000 restricted stock units vested, 16,000 of which were granted on September 8, 2008 and 42,000 of which were granted on October 27, 2008. These restricted stock units were delivered on November 15, 2011. Additionally, 42,000 restricted stock units granted on September 8, 2008 and originally scheduled to vest on September 8, 2011 were forfeited in 2011.

The Company records as stock-based compensation expense, the fair value of restricted stock units awarded as of the grant date, ratably over the vesting period. The Company recognized non-cash stock-based compensation expense amounting to $24.3, $11.9 and $9.5 for the years ended December 31, 2011, 2010 and 2009, respectively, with respect to restricted stock units awarded, which had the effect of decreasing net income by $0.56 per basic common share and by $0.54 per diluted common share for the year ended December 31, 2011, $0.28 per basic common share and $0.27 per diluted common share for the year ended December 31, 2010 and $0.40 per basic common share and $0.37 per diluted common share for the year ended December 31, 2009.

The following schedule summarizes the activity for the Company’s “Restricted Stock Units” for the periods presented.

	Number of Restricted Stock Units	Weighted Average Grant Date Fair Market Value
Balance as of January 1, 2009	1,016,700	$31.65
Granted	182,700	$53.90
Issued	(584,362)	$34.35
Forfeited	(2,666)	$30.00

Balance as of December 31, 2009	612,372	$36.29
Restricted stock units previously granted, which were earned based on the achievement of certain performance targets for fiscal 2009 and included in Issued below	14,000	$20.00
Granted(1)	315,108	$57.09
Issued	(192,148)	$38.32
Forfeited	(12,736)	$57.67

Balance as of December 31, 2010(2)	736,596	$44.22
Granted(3)	623,300	$59.48
Issued	(454,408)	$38.98
Forfeited	(106,092)	$47.05

Balance as of December 31, 2011	799,396	$57.59

(1)	Includes 14,000 restricted stock units previously granted and 1,246 granted pursuant to the RSU Dividend, which vested in 2011 based on the achievement of certain performance targets established in February 2010 for fiscal 2010. Also includes another 1,246 restricted stock units granted pursuant to the RSU Dividend, which vested in February 2012 based upon the achievement of certain performance targets established in February 2011 for fiscal 2011.
(2)	Excludes 14,000 restricted stock units previously granted, which vested in 2012 based on the achievement of certain performance targets established in February 2011 for fiscal 2011. These 14,000 restricted stock units are referenced in footnote (3) below.
(3)	Includes the 14,000 restricted stock units previously granted, which vested in 2012 based on the achievement of certain performance targets established in February 2011 for fiscal 2011.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The Company had $22.8, $8.1 and $2.1 of unearned stock-based compensation expense associated with the expected future vesting of the restricted stock unit awards outstanding at December 31, 2011, which is expected to be recognized in 2012, 2013 and 2014, respectively.

2010 Employee Stock Purchase Plan

On June 24, 2010, the Company’s stockholders approved the AboveNet, Inc. 2010 Employee Stock Purchase Plan, which was adopted by the Board of Directors on April 28, 2010 (as amended, the “Stock Purchase Plan”). The Stock Purchase Plan is administered by the Compensation Committee of the Board of Directors. The aggregate number of shares of common stock that may be issued pursuant to the Stock Purchase Plan is 300,000, subject to increase or decrease by reason of stock splits, reclassifications, stock dividends, or similar corporate events as determined by the Compensation Committee.

Eligibility and Participation

All employees of the Company, or any of its designated subsidiaries, who have completed at least ninety (90) days of employment on or before the first day of the applicable offering period are eligible to participate in the Stock Purchase Plan, subject to certain limitations imposed by the Internal Revenue Code and certain other limitations set forth in the Stock Purchase Plan. An employee may not participate in the Stock Purchase Plan if, immediately after he or she joined, he or she would own stock and/or hold rights to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company. Officers of the Company that are subject to the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934 (“Section 16 Officers”) are also not eligible to participate. The Stock Purchase Plan also limits an employee’s rights to purchase stock under all employee stock purchase plans (those subject to Section 423 of the Internal Revenue Code) of the Company and its subsidiaries so that such rights may not accrue at a rate that exceeds $0.025 of fair market value of such stock (determined as of the first day of the offering period) for each calendar year in which such right to purchase stock is outstanding at any time. In addition, no employee may purchase more than 200 shares of common stock under the Stock Purchase Plan in any offering period. Employees may withdraw from the Stock Purchase Plan at any time prior to the end of the then current offering period. As of December 31, 2011, we had a total of approximately 700 employees who were eligible to participate in the Stock Purchase Plan.

Offering Periods; Purchase Price

The Stock Purchase Plan operates by a series of offering periods of approximately 10 months in duration commencing on each January 16 and ending on November 15 (except that the 2010 offering period was from September 1, 2010 to November 15, 2010). The purchases are made for participants at the end of each offering period by applying payroll deductions accumulated over the course of the offering period towards such purchases. The payroll deductions accumulated over the course of the offering period are included in “Accrued expenses” in the Company’s consolidated balance sheet. The price at which these purchases will be made will equal 85% of the lesser of the fair market value of the common stock as of the first day of the offering period or the fair market value on the last day of the offering period.

Offering Periods

108 employees participated in the January 16, 2011 to November 15, 2011 offering period. Payroll withholdings to make purchases were $0.6 over the 2011 offering period. 86 employees participated in the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

September 1, 2010 to November 15, 2010 offering pursuant to which $0.2 was withheld over the 2010 offering period. The Company follows FASB Technical Bulletin No. 97-1, “Accounting under Statement 123 for Certain Employee Stock Purchase Plans with a Look-Back Option,” (now known as FASB ASC 718) and SFAS No. 123(R) (also now known as FASB ASC 718) to account for the Stock Purchase Plan. Because the Stock Purchase Plan provides for a discount greater than 5%, it is a compensatory plan and qualifies for fair value accounting. Accordingly, the fair market value of the grant is calculated as of the grant date in accordance with SFAS No. 123(R). Additionally, the fair value of the look-back option is calculated on a similar basis. The Company also estimates future forfeitures (withdrawals) from the Stock Purchase Plan as provided under FASB ASC 718. The Company recognized non-cash stock-based compensation expense with respect to the Stock Purchase Plan of $0.12 for the year ended December 31, 2011. The Company issued 12,288 shares with respect to the 2011 Offering Period. Stock-based compensation expense recognized with respect to the Stock Purchase Plan in the year ended December 31, 2010 was $0.02. The Company issued 4,414 common shares with respect to the 2010 offering period.

NOTE 13: OTHER (EXPENSE) INCOME, NET

Other income (expense), net consists of the following:

	Years Ended December 31,
	2011	2010	2009
Settlement of interest rate swap agreements and write-off of unamortized debt issuance costs associated with the repayment of amounts due under the Secured Credit Facility	$(1.6)	$—	$—
(Loss) gain on foreign currency	(0.4)	(0.6)	1.9
(Loss) on sale or disposition of property and equipment	(0.2)	(0.2)	(1.3)
Gain on settlement or reversal of liabilities(*)	0.4	2.2	2.9
Gain on recovery of property taxes previously paid	0.4	—	—
Gain on settlement of insurance claim	0.1	0.3	—
Other	0.3	0.3	0.1

Total	$(1.0)	$2.0	$3.6

(*)	Represents the reversal of certain transaction tax liabilities resulting primarily from the expiration of statute of limitations.

NOTE 14: COMMITMENTS AND CONTINGENCIES

The Company has commitments under various non-cancelable operating leases for office and equipment space, equipment rentals, right-of-way contracts, building access, franchise fees and network capacity contracts with terms expiring through 2030. The Company has various sublet arrangements with third parties. Estimated future payments, net of receipts with respect to these contractual obligations are as follows:

2012	$69.6
2013	48.1
2014	36.3
2015	31.8
2016	28.3
Thereafter	145.8

Total	$359.9

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Rent expense, which is a component of the above table, was $36.1, $35.0 and $33.2 for the years ended December 31, 2011, 2010 and 2009, respectively, which is net of sublease rents of $1.5, $1.2 and $2.2 for the respective years. Rent expense reflected is also net of the amortization of deferred fair value rent liability, which represents the difference between the present value of the contractual obligations under the leases in place as of the fresh start date and the fair market value of such obligations. The Company recorded $0.6, $0.8 and $1.2 in the years ended December 31, 2011, 2010 and 2009, respectively, as reductions to rent expense. At December 31, 2011 and 2010, the deferred fair value rent liability was $1.1 and $1.5, respectively, of which $0.6 is included in accrued expenses at both dates, and $0.5 and $0.9, respectively, are included in other long-term liabilities on the related consolidated balance sheets.

At December 31, 2011, the Company had commitments for customer build-outs and infrastructure totaling $17.7.

Appointment of Chief Operating Officer

On January 25, 2011, the Board of Directors of the Company appointed Rajiv Datta, its Senior Vice President and Chief Technology Officer, as the Company’s Chief Operating Officer. In connection with this appointment, the Company’s Board of Directors approved the increase in Mr. Datta’s annual base salary from $0.3 to $0.4 and made a special grant to Mr. Datta of 15,000 restricted stock units, all of which vested and were delivered on November 16, 2011.

Employment Contracts

The Company maintains employment agreements with its key executives. The agreements include, among other things, certain change in control and severance provisions.

In September 2008, the Company entered into new employment agreements with each of William G. LaPerch, Chief Executive Officer and President; Mr. Datta; John Jacquay, Senior Vice President, Sales and Marketing and Robert Sokota, Senior Vice President and General Counsel (collectively with Mr. Joseph P. Ciavarella described below, the “Named Executive Officers”). Each of the contracts provides for a base rate of compensation, which may increase (but cannot decrease) during the term of the contract. Additionally, each contract provides for incentive cash bonus targets for each of the Named Executive Officers. Each of the Named Executive Officers will generally be entitled to the same benefits offered to the Company’s other executives. Each of the employment contracts provides for the payment of severance and the provision of certain other benefits in connection with certain termination events. The employment contracts also include confidentiality, non-compete and assignment of intellectual property covenants by each of the Named Executive Officers.

In October 2008, the Company entered into an employment agreement with Mr. Joseph P. Ciavarella under which Mr. Ciavarella agreed to become the Company’s Senior Vice President and Chief Financial Officer. The employment agreement is on substantially the same general terms as the September 2008 employment agreements described above.

The employment agreements were amended effective as of January 25, 2011. These amendments (a) extend the term of each Named Executive Officer’s employment agreement from November 16, 2011 through December 31, 2011, subject to automatic extensions for additional one-year periods unless cancelled by any of the Named Executive Officers or the Company in writing at least 120 days prior to the end of the applicable term, and (b) clarify that if the Named Executive Officer is employed by the Company on December 31 of the calendar

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

year in which a bonus is being earned, the Named Executive Officer would be entitled to receive any bonus payable for that year. Mr. Datta’s employment agreement was also amended to reflect his new title and base salary. The employment agreements with each of Messrs. Ciavarella, Jacquay and Sokota were also amended to clarify that if so determined in the discretion of the Company’s Chief Executive Officer, such officer would report to the Company’s Chief Operating Officer. As of September 4, 2011, the employment agreements with each of Messrs. LaPerch, Datta, Ciavarella and Sokota automatically renewed for one year terms until December 31, 2012.

On April 27, 2011, the Company and John Jacquay, the Company’s Senior Vice President for Sales and Marketing, agreed that Mr. Jacquay would resign from his position as Senior Vice President of Sales and Marketing as of July 15, 2011. Mr. Jacquay continued to be employed by the Company and provided services on other projects through December 31, 2011, the expiration date of his employment agreement with the Company (the “Contract Expiration Date”), at which time he separated from the Company. In connection with his separation from the Company on the Contract Expiration Date, Mr. Jacquay forfeited any unvested stock units held by him as of that date. The Company and Mr. Jacquay also agreed that his bonus target amount for 2011 would be $0.3.

On July 25, 2011, the Company entered into an employment agreement with Mr. Nicholas Ridolfi under which Mr. Ridolfi agreed to become the Company’s Senior Vice President for Sales. The employment agreement provides for an annual base salary of $0.25, a target bonus of $0.1 for 2011 and $0.25 for 2012, and a term extending to December 31, 2012. Mr. Ridolfi’s employment agreement provides for the payment of severance in connection with certain termination events and includes confidentiality, non-compete and assignment of intellectual property covenants.

Effective November 30, 2011, the Company and each of William G. LaPerch (Chief Executive Officer and President), Rajiv Datta (Chief Operating Officer), Joseph P. Ciavarella (Senior Vice President and Chief Financial Officer) and Robert Sokota (Senior Vice President and General Counsel) entered into amendments to their respective employment agreements providing for the extension of the termination date from December 31, 2012 to December 31, 2013. No other changes to these employment agreements were effected. Each of these employment agreements currently provides that its term shall be automatically extended, unless sooner terminated as provided therein, for successive additional one-year periods, unless at least 120 days prior to the end of the term, the Company or the respective executive has notified the other that the term will not be extended.

Internal Revenue Service

In September 2008, the Company was notified by the Internal Revenue Service (the “IRS”) that it was reclassifying certain individuals, classified by the Company as independent contractors, to employees and, accordingly, assessing certain payroll taxes and penalties totaling $0.3. The Company disputed this position citing relief provided by IRC Section 530 and IRC Section 3509. On January 13, 2009, the IRS made a settlement offer to the Company, which the Company executed on March 10, 2009 and the IRS countersigned on May 11, 2009. Under the terms of the settlement agreement, the Company agreed to pay $0.015 to the IRS to fully discharge any federal employment tax liability it may have owed for 2005. The IRS agreed not to dispute the classification of “such workers” for federal employment tax purposes for any period from January 1, 2005 to March 31, 2009. Beginning April 1, 2009, the Company agreed to treat “Consultants,” as described in the settlement agreement, who perform equivalent duties as employees of the Company as employees. Finally, the Company agreed to extend the statute of limitations with respect to federal employment tax payments for the period covered by the settlement agreement (January 1, 2005 to March 31, 2009) to April 1, 2012.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

New York City Franchise Agreement

As a result of certain ongoing litigation with a third party, for several years, the Department of Information Technology and Telecommunications of the City of New York (“DOITT”) suspended any discussions regarding renewals of telecommunications franchises in the City of New York. As a result, it is the Company’s understanding that DOITT has not renewed any recently expired franchise agreement, including the Company’s franchise agreement which expired on December 20, 2008. Prior to the expiration of the Company’s franchise agreement, the Company sought out and received written confirmation from DOITT that the Company’s franchise agreement provides a basis for the Company to continue to operate in the City of New York pending conclusion of renewal discussions. The Company believes that a number of other operators in the City of New York are operating on a similar basis.

DOITT recently issued a solicitation for bids for franchises authorizing the installation of landline facilities in the City of New York’s right-of-way for the provision of information services and telecommunication services. Based on the Company’s review of the solicitation and its discussion with officials for DOITT, the Company understands that franchises to be issued in connection with the solicitation will replace the existing broadband franchise for services providers in the City of New York. The fees for providers proposed in the solicitation are substantially higher than the franchise fees paid by the Company. The Company plans to submit an application for a franchise under such solicitation.

Capital Investments and Network Expansion

The Company, from time to time, commits capital for, among other things, (i) customer capital (to connect customers to the network); (ii) expansion and improvement of infrastructure; and (iii) equipment. The Company also commits capital for investments in selected markets. In 2010, the Company incurred expenses to open up Denver as a market and expand into Paris, Amsterdam and Frankfurt in Europe. Additionally, the Company connected Miami to its long haul network and received a favorable ruling from the Canadian authorities regarding its ability to lease and light fiber for its operations in Toronto. The Company intends to open Toronto as a market in 2012. The Company may increase its presence in these markets or the Company may develop other markets in the U.S. or internationally. The Company believes it has the liquidity/capacity to execute such plans.

Environmental Protection Agency Obligations

The Company recently became aware of certain reports that the Environmental Protection Agency (the “EPA”) requires the Company to file. The reports relate to the storage of sulfuric acid, fuel and lead by the Company. The rules governing the EPA reporting provide for penalties for failure to timely file these reports. The rules include provisions that allow companies to voluntarily disclose the failure to file and potentially mitigate penalties otherwise due. The Company has disclosed to the EPA its failure to file in the past and has subsequently made the required filings. The Company believes that under these rules, it can mitigate substantially all of the penalties. Accordingly, the consolidated financial statements included herein do not include an accrual for such penalties as of and for the period ended December 31, 2011.

Lease Amendment

On June 24, 2011, the Company, as lessee, entered into the Fourth Amendment to Lease originally dated April 23, 1999 (the “Lease Amendment”) with respect to the facilities leased by the Company for one of its main POP locations. Under the terms of the Lease Amendment, the expiration date of the lease for a portion of the

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

space was extended from September 30, 2014 to September 30, 2029. Simultaneously, the Company entered into an amendment to a coterminous sublease (the “Sublease”) for a portion of the space extending its term out to September 29, 2029. Under the terms of the Lease Amendment, the Company is obligated for rents aggregating $29.4 commencing October 1, 2014. The sublease provides for sublease rents aggregating $12.0 over the same period. The effect of the Lease Amendment and the sublease renewal is to increase net rent expense from $0.4 per annum to $1.0 per annum, beginning June 2011. Additionally, pursuant to the Lease Amendment, the Company agreed to surrender a portion of the space originally leased through September 30, 2014 in exchange for a release of any remaining financial obligations with respect to such space. The Company vacated this space on September 30, 2011, at which time the Company recorded a gain of $0.2. On June 30, 2011, the Company entered into a ten year lease for replacement space, which provides for rent of $0.6 per annum for the first five years and $0.7 per annum for the second five years of the term. During the term of this lease, the landlord will provide a four month rent holiday and a $0.6 improvement allowance.

NOTE 15: LITIGATION

The Company is subject to various legal proceedings and claims which arise in the normal course of business. The Company evaluates, among other things, the degree of probability of an unfavorable outcome and ability to estimate the amount of potential loss. We do not anticipate that the outcome of such matters (or the other matters described below) will have a material adverse effect on our business, financial condition or results of operations.

Global Voice Networks Limited (“GVN”)

AboveNet Communications UK Limited, the Company’s U.K. operating subsidiary (“ACUK”), was a party to a duct purchase and fiber lease agreement (the “Duct Purchase Agreement”) with EU Networks Fiber UK Ltd, formerly GVN. A dispute between the parties arose regarding the extent of the network duct that was sold and fiber that was leased to GVN pursuant to the Duct Purchase Agreement. As a result of this dispute, in 2006, GVN filed a claim against ACUK in the High Court of Justice in London seeking ownership of the disputed portion of the network duct, the right to lease certain fiber and associated damages. In December 2007, the court ruled in favor of GVN with respect to the disputed duct and fiber. In early February 2008, ACUK delivered most of the disputed duct and fiber to GVN. Additionally, under the original ruling, the Company was also required to construct the balance of the disputed duct and fiber and deliver it to GVN pursuant to a schedule ordered by the court. Additional portions of the disputed duct and fiber were constructed and subsequently delivered and other portions are scheduled for delivery. The Company also had certain repair and maintenance obligations that it must perform with respect to such duct. GVN was also seeking to enforce an option requiring ACUK to construct 180 to 200 chambers for GVN along the network. In June 2008, the Company paid $3.0 in damages pursuant to the liability trial. Additionally, the Company reimbursed GVN $1.8 for legal fees. Additionally, the Company’s legal fees aggregated $2.4. Further, the Company has incurred or is obligated for costs totaling $2.7 to build additional network. In early August 2008, the Company reached a settlement agreement under which the Company paid GVN $0.6 and agreed to provide additional construction of duct at an estimated cost of $1.2 and provide GVN limited additional access to ACUK’s network. GVN and ACUK provided mutual releases of all claims against each other, including ACUK’s repair obligation and chamber construction obligations discussed above. The Company recorded a loss on litigation of $11.7 at December 31, 2007. Through December 31, 2010, the Company paid $10.9 in connection with this litigation. During 2010, the Company recorded an additional provision of $0.9 to record additional expenses for repairs covered by the settlement. The obligations were denominated in British pounds, and accordingly, the amounts have been adjusted for changes in currency translation rates as appropriate. The Company has a remaining accrual balance of $0.7 relating to this litigation included in the Company’s consolidated balance sheets at both December 31, 2011 and 2010.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

Employment Contract Termination

On July 11, 2011, the Company terminated the employment of Douglas Jendras, its former Senior Vice President of Operations. On August 3, 2011, Mr. Jendras filed a complaint in the United States District Court for the Southern District of New York alleging breach of his employment contract and seeking damages of $0.4 for salary and benefits and approximately $4.6 and specific performance with respect to 66,738 restricted stock units that were cancelled in connection with the termination of Mr. Jendras’ employment, plus recovery of legal fees and costs, and punitive damages. On September 30, 2011, the Company filed an answer to the complaint. The Company believes it has meritorious defenses that it intends to pursue vigorously.

From time to time, other legal matters in which the Company may be named as a defendant arise in the normal course of its business activities. The resolution of these legal matters against the Company cannot be accurately predicted. The Company does not anticipate that the outcome of such matters (or the other matters described above) will have a material adverse effect on its business, financial condition or results of operations.

NOTE 16: RELATED PARTY TRANSACTIONS

A member of the Company’s Board of Directors, Richard Postma, is also the Co-Chairman, Chief Executive Officer and co-founder of a telecommunications company. The Company sold services and/or material in the normal course of business to this telecommunications company in the amount of $0.44, $0.39 and $0.35 in the years ended December 31, 2011, 2010 and 2009, respectively. No amounts were outstanding at each of December 31, 2011 and December 31, 2010. Mr. Postma also serves as the Chief Executive Officer of and holds a minority ownership interest in a construction company. The Company purchased certain installation and construction services totaling $0.002 in 2010 and $0.03 in 2009 from such construction firm. The Company had no purchases from such construction firm in 2011. All activities between the Company and these entities were conducted as independent arms length transactions consistent with similar terms and circumstances with any other customers or vendors. All accounts between the two parties are settled in accordance with invoice terms.

NOTE 17: SEGMENT REPORTING

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” (now known as FASB ASC 280-10), defines operating segments as components of an enterprise for which separate financial information is available and which is evaluated regularly by the Company’s chief operating decision maker in deciding how to assess performance and allocate resources. The Company operates its business as one operating segment.

Geographic Information

Below is the Company’s revenue based on the location of its entity providing service. Long-lived assets are based on the physical location of the assets. The following table presents revenue and long-lived asset information for geographic areas:

	Years Ended December 31,
	2011	2010	2009
Revenue
United States	$428.5	$372.8	$328.0
United Kingdom and Others	51.3	42.6	35.9
Eliminations	(7.3)	(5.7)	(3.8)

Consolidated Worldwide	$472.5	$409.7	$360.1

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

	December 31,
	2011	2010
Long-lived assets
United States	$561.7	$502.9
United Kingdom and Others	49.8	37.9

Consolidated Worldwide	$611.5	$540.8

NOTE 18: QUARTERLY FINANCIAL DATA (UNAUDITED)

The following table presents the unaudited quarterly consolidated results for the year ended December 31, 2011.

	2011 Quarter Ended
	March 31	June 30		September 30	December 31
Revenue	$114.4	$118.3		$118.2	$121.6
Costs of revenue	40.2	40.7	(1)	37.8	44.0	(2)
Selling, general and administrative expenses	29.8	30.4		30.1	26.1
Depreciation and amortization	18.3	19.2		18.9	18.9

Operating income	26.1	28.0		31.4	32.6
Other income (expense):
Interest income	—	—		0.1	—
Interest expense	(1.2)	(1.1)		(1.2)	(1.0)
Other (expense) income, net	(0.7)	0.3		(0.1)	(0.5)

Income before income taxes	24.2	27.2		30.2	31.1
Provision for income taxes	9.7	11.1		12.2	7.0	(3)

Net income	$14.5	$16.1		$18.0	$24.1

Basic net income per share	$0.56	$0.63		$0.69	$0.93

Weighted average number of common shares	25,803,904	25,818,689		25,821,643	26,161,213

Diluted net income per share	$0.54	$0.60		$0.67	$0.90

Weighted average number of common shares	26,772,811	26,837,305		26,776,938	26,902,481

Fluctuations in revenue reported by period were impacted by contract termination revenue recognized by quarter as follows:

Quarter ended March 31, 2011	$2.1
Quarter ended June 30, 2011	$1.0
Quarter ended September 30, 2011	$0.8
Quarter ended December 31, 2011	$0.5

(1)	Includes provision for equipment impairment of $0.1.
(2)	Includes provisions for equipment impairment totaling $1.1.
(3)	During the fourth quarter of 2011, based upon the Company’s review of its profitability in the U.K. and internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets, the Company reduced the valuation allowance by $9.1 with respect to deferred tax assets associated with its U.K. operations, which was comprised of a $9.2 tax benefit recognized, partially offset by $0.1 due to foreign currency translation.

ABOVENET, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in millions, except share and per share information)

The following table presents the unaudited quarterly consolidated results for the year ended December 31, 2010.

	2010 Quarter Ended
	March 31	June 30		September 30		December 31
Revenue	$97.2	$100.7		$103.7		$108.1
Costs of revenue	33.1	34.1	(1)	35.7	(2)	39.9	(3)
Selling, general and administrative expenses	23.6	23.0		23.1		26.9
Depreciation and amortization	15.5	15.2		15.8		16.8

Operating income	25.0	28.4		29.1		24.5
Other income (expense):
Interest income	—	—		0.1		—
Interest expense	(1.2)	(1.2)		(1.3)		(1.5)
Other (expense) income, net	(0.6)	0.2		1.0		1.4

Income before income taxes	23.2	27.4		28.9		24.4
Provision for income taxes	9.6	11.1		11.7		2.1	(4)

Net income	$13.6	$16.3		$17.2		$22.3

Basic net income per share	$0.55	$0.64		$0.68		$0.87

Weighted average number of common shares	24,944,514	25,145,224		25,340,842		25,732,982

Diluted net income per share	$0.52	$0.62		$0.66		$0.85

Weighted average number of common shares	26,218,755	26,194,883		26,249,408		26,288,375

Fluctuations in revenue reported by period were impacted by contract termination revenue recognized by quarter as follows:

Quarter ended March 31, 2010	$1.0
Quarter ended June 30, 2010	$0.6
Quarter ended September 30, 2010	$0.7
Quarter ended December 31, 2010	$0.4

(1)	Includes provision for equipment impairment of $0.2.
(2)	Includes provision for equipment impairment of $0.2.
(3)	Includes provision for impairment of $1.6.
(4)	During the fourth quarter of 2010, based upon the Company’s review of its profitability in the U.K. and internal financial forecasts demonstrating its expected capacity to utilize deferred tax assets, the Company reduced the valuation allowance by $7.7 with respect to deferred tax assets associated with its U.K. operations, which was comprised of a $7.3 tax benefit recognized, $1.0 attributable to the reduction in U.K. tax rates, partially offset by $0.6 due to foreign currency translation.